Wells Fargo Bank

CREDIT AGREEMENT

dated as of

September 27, 2012

among

JAKKS PACIFIC, INC.,
a Delaware corporation, and
ITS DIRECT AND INDIRECT SUBSIDIARIES
THAT NOW OR FROM TIME TO TIME HEREAFTER BECOME PARTIES HERETO,
as Borrowers,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Bank

$75,000,000

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2.14	Reserved	41

2.15	Fees	41

ARTICLE III LETTERS OF CREDIT		41

3.1	Letters of Credit	41

3.2	Procedure for Issuance of Letters of Credit	42

3.3	Fees, Commissions and Other Charges	43

3.4	Outstanding Letters of Credit Following Event of Default; Outstanding Letters of Credit Following the Revolving Loans Maturity Date	43

3.5	Conflicting Terms	44

ARTICLE IV CONDITIONS PRECEDENT		44

4.1	Conditions to Initial Loans or Letter of Credit	44

4.2	Conditions to all Loans and Letters of Credit	45

4.3	Conditions Subsequent to all Loans and Letters of Credit	46

ARTICLE V REPRESENTATIONS AND WARRANTIES		46

5.1	Legal Status	47

5.2	No Violation; Compliance	47

5.3	Authorization; Enforceability	47

5.4	Approvals; Consents	47

5.5	Liens	47

5.6	Debt	47

5.7	Litigation	48

5.8	No Default	48

5.9	Ownership of Parent; Subsidiaries	48

5.10	Taxes	48

5.11	Correctness of Financial Statements; No Material Adverse Change	49

5.12	ERISA	49

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5.13	Full Disclosure	49

5.14	Other Obligations	49

5.15	Investment Company Act	50

5.16	Patents, Trademarks, Copyrights, and Intellectual Property	50

5.17	Environmental Condition	50

5.18	Solvency	50

5.19	Disclosure	50

5.20	Labor Matters	51

5.21	Deposit Accounts	51

5.22	Brokers	51

5.23	Customer and Trade Relations	51

5.24	Material Contracts	51

5.25	Casualty	52

5.26	Eligible Accounts	52

5.27	Eligible Inventory	52

5.28	OFAC	52

5.29	Patriot Act	52

ARTICLE VI AFFIRMATIVE COVENANTS		52

6.1	Punctual Payments	52

6.2	Books and Records; Collateral Audits; Appraisals	53

6.3	Collateral Reporting and Financial Statements	53

6.4	Existence; Preservation of Licenses; Compliance with Law	55

6.5	Insurance	55

6.6	Assets	56

6.7	Taxes and Other Liabilities	56

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6.8	Notice to Bank	56

6.9	Employee Benefits	57

6.10	Further Assurances	58

6.11	Bank Accounts	58

6.12	Environment	58

6.13	Additional Collateral	58

6.14	Additional Borrowers or Guarantors	59

6.15	Factoring Agreements	59

6.16	Customs Broker/Carrier Agreements; Collateral Access Agreements	59

ARTICLE VII NEGATIVE COVENANTS		59

7.1	Use of Funds; Margin Regulation	59

7.2	Debt	59

7.3	Liens	60

7.4	Merger, Consolidation, Transfer of Assets	60

7.5	Reserved	60

7.6	Sales and Leasebacks	60

7.7	Dispositions	60

7.8	Investments	60

7.9	Character of Business	60

7.10	Restricted Payments	60

7.11	Guarantee	61

7.12	Capital Expenditures	61

7.13	Transactions with Affiliates	61

7.14	Stock Issuance	62

7.15	Financial Condition	62

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7.16	Transactions Under ERISA	62

7.17	OFAC	63

7.18	Fiscal Year	63

7.19	Burdensome Agreements	63

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		63

8.1	Events of Default	63

8.2	Remedies	66

8.3	Appointment of Receiver or Trustee	66

8.4	Remedies Cumulative	66

8.5	Application of Proceeds	66

ARTICLE IX TAXES		67

9.1	Taxes on Payments	67

9.2	Indemnification For Taxes	67

9.3	Evidence of Payment	68

ARTICLE X MISCELLANEOUS		68

10.1	Notices	68

10.2	No Waivers	68

10.3	Expenses; Documentary Taxes; Indemnification	68

10.4	Amendments and Waivers	70

10.5	Successors and Assigns; Participations; Disclosure; Register	70

10.6	Confidentiality	71

10.7	Counterparts; Integration	72

10.8	Severability	72

10.9	Knowledge	72

10.10	Bank Product Providers	72

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10.11	Additional Waivers	73

10.12	Destruction of Borrowers’ Documents	73

10.13	Revival and Reinstatement of Obligations	74

10.14	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	74

10.15	ARBITRATION	75

10.16	Updating Disclosure Schedules	77

10.17	Patriot Act Notification	77

ARTICLE XI JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT		78

11.1	Joint and Several Liability	78

11.2	Primary Obligation; Waiver of Marshaling	78

11.3	Financial Condition of Borrowers	78

11.4	Continuing Liability	78

11.5	Additional Waivers	79

11.6	Settlements or Releases	80

11.7	No Election	81

11.8	Indefeasible Payment	81

11.9	Single Loan Account	81

11.10	Apportionment of Proceeds of Loans	82

11.11	Parent as Agent for Borrowers	82

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Exhibits and Schedules

Exhibit 1.1A	Form of Addendum
Exhibit 1.1B	Form of Borrowing Base Certificate
Exhibit 2.5(b)	Form of Notice of Borrowing
Exhibit 2.6(b)	Form of Notice of Conversion or Continuation
Exhibit 6.3(c)	Form of Compliance Certificate

Schedule 1.1B	Initial Borrowers
Schedule 1.1E	Locations of Eligible Inventory
Schedule 5.7	Litigation
Schedule 5.9(a)	Ownership of Parent
Schedule 5.9(b)	Ownership of Subsidiaries
Schedule 5.12	Employee Benefit Plans
Schedule 5.17	Environmental Condition
Schedule 5.20	Labor Matters
Schedule 5.21	Deposit Accounts
Schedule 5.24	Material Contracts

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 27, 2012, is entered into by and among JAKKS PACIFIC, INC., a Delaware corporation (“Parent”), the Persons listed on Schedule 1.1B, and one or more additional direct or indirect Subsidiaries of Parent, hereafter acquired or formed, which become party to this Agreement by executing an Addendum (Parent, the Persons listed on Schedule 1.1B, and such other Subsidiaries are sometimes individually referred to herein as a “Borrower” and collectively referred to herein as “Borrowers”), and Wells Fargo Bank, National Association (“Bank”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1           Definitions. The following terms, as used herein, shall have the following meanings:

“Acceptable Document of Title” means, with respect to any Inventory, a tangible or electronic negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier or freight consolidator which is not an Affiliate of the Foreign Vendor or any Loan Party and which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by Bank after the occurrence and during the continuance of a Default or Event of Default, to the order of Bank, (c) is not subject to any Lien (other than Permitted Liens), and (d) is on terms otherwise reasonably acceptable to Bank.

“Acceptable Letter of Credit” means a standby letter of credit, issued by a bank or financial institution acceptable to Bank in its Permitted Discretion, in form and substance satisfactory to Bank in its Permitted Discretion, in an amount equal to 105% of the Letter of Credit Usage, naming Bank as beneficiary to reimburse payments of drafts drawn under outstanding Letters of Credit.

“Account Debtor” has the meaning given to such term in the UCC.

“Accounts” means any and all of each Borrower’s presently existing and hereafter arising accounts (as defined in the UCC).

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by Bank for the account of a Borrower.

“Addendum” means an Addendum hereto in the form of Exhibit 1.1A.

“Administrative Borrower” has the meaning given to such term in Section 11.11.

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“Affiliate” means any Person (i) that, directly or indirectly, controls, is controlled by or is under common control with any Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls ten percent (10%) or more of any class of voting stock of any Borrower or any Subsidiary; or (iii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by any Borrower or any Subsidiary. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, regulations issued by the Office of the Comptroller of the Currency, Credit Protection Laws, the Fair Labor Standards Act, and the Americans With Disabilities Act.

“Applicable Margin” means the margin set forth in the table below for the Type of Loan indicated opposite the applicable Funded Debt to Consolidated EBITDA Ratio disclosed in the latest Compliance Certificate delivered pursuant to Section 6.3(c), subject to Section 2.4(f) (provided that if an Event of Default has occurred and is continuing, at Bank’s option, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such Event of Default, the Applicable Margin shall be Level II notwithstanding anything to the contrary herein):

Level	Funded Debt to Consolidated EBITDA Ratio	Applicable Margin for Prime Lending Rate Portions	Applicable Margin for LIBOR Lending Rate Portions
I	Less than 2.50:1.0	-0.50 percentage points (-50 basis points)	1.50 percentage points (150 basis points)
II	Greater than or equal to 2.50:1.0	0.00 percentage points (0 basis points)	2.00 percentage points (200 basis points)

“Applicable Percentage” means the percentage set forth in the table below opposite the applicable Funded Debt to Consolidated EBITDA Ratio disclosed in the latest Compliance Certificate delivered pursuant to Section 6.3(c), subject to Section 2.4(f) (provided that if an Event of Default has occurred and is continuing, at Bank’s option, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such Event of Default, the Applicable Percentage shall be Level II notwithstanding anything to the contrary herein):

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Level	Funded Debt to Consolidated EBITDA Ratio	Applicable Percentage for Standby Letter of Credit Fee	Applicable Percentage for Unused Revolving Credit Commitment Fee
I	Less than 2.50:1.0	1.50%	0.125%
II	Greater than or equal to 2.50:1.0	2.00%	0.25%

“Appraisal Fee” has the meaning given to such term in Section 6.2.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audit Fee” has the meaning given to such term in Section 6.2.

“Authorized Officer” means, with respect to any Borrower, any officer of such Borrower authorized by specific resolution of such Borrower to request Loans as set forth in such Borrower’s resolutions delivered to Bank on the Closing Date (and updated from time to time as necessary).

“Availability Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as Bank may from time to time establish and adjust in reducing the Borrowing Base (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Bank in its Permitted Discretion, can reasonably be expected to materially and adversely affect (i) the Collateral or its value, taken as a whole, (ii) the Assets, business or prospects of the Borrowers taken as a whole, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Bank’s reasonable judgment that any collateral report or financial information furnished by or on behalf of Borrowers to Bank is incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts that Bank reasonably determines constitutes an Event of Default or Default, or (d) to reflect Bank's reasonable estimate of the amount of any Priority Payables Reserve.

“Bank” has the meaning given to such term in the Preamble.

“Bank Product” means the following financial accommodation extended to any Borrower by Bank (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

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“Bank Product Agreements” means those agreements entered into from time to time by any Borrower with Bank in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Bank) to be held by Bank for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Bank as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the applicable Borrower to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Bank is obligated to pay to a Bank Product Provider as a result of Bank purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower.

“Bank Product Provider” means Bank or any of its Affiliates.

“Bank Product Reserve Amount” means as of any date of determination, the Dollar amount of reserves that Bank has determined is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrowers in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means The United States Bankruptcy Code (11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

“Borrower” and “Borrowers” have the meaning given to such terms in the Preamble.

“Borrowers’ Account” means Parent’s general operating account number 4121085245 maintained with Bank, or such other operating account of any Borrower maintained at Bank which Borrowers shall designate in the applicable Notice of Borrowing.

“Borrowing” means a borrowing of Loans from Bank pursuant to the terms and conditions hereof.

“Borrowing Base” means, as of the date of determination, the lesser of (a) the Revolving Credit Commitment, or (b) the result of:

(i)          70% of the Eligible Accounts, plus

(ii)         80% of Credit Enhanced Eligible Accounts, plus

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(iii)        the least of (x) the Inventory Advance Rate times the Eligible Inventory, (y) 80% of the Net Orderly Liquidation Value of the Eligible Inventory, and (z) the Inventory Sublimit; plus

(iv)         the least of (x) the Inventory Advance Rate times the Eligible In-Transit Inventory, (y) 80% of the Net Orderly Liquidation Value of the Eligible In-Transit Inventory, and (z) the Eligible In-Transit Inventory Sublimit; minus

(v)          the Reserves.

Provided, however, Bank may reduce the advance rates against the Eligible Accounts, Credit Enhanced Eligible Accounts, Eligible Inventory, and/or the Eligible In-Transit Inventory, without declaring an Event of Default, in the exercise of its Permitted Discretion; provided that Bank will take into account at least six (6) months of Borrowers’ business activity in making its determination that any such reduction is necessary; provided further that any such reduction will be effective thirty (30) days after Parent’s receipt of written notice of such reduction.

“Borrowing Base Certificate” means a certificate from an Authorized Officer of Administrative Borrower certifying the Borrowing Base, in the form of Exhibit 1.1B, or such other form as Bank shall supply from time to time.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in the city of Los Angeles, California, are authorized or required by law or executive order or decree to close; provided that with respect to a LIBOR Lending Rate Borrowing, “Business Day” means a day on which major commercial banks are open for international business (including dealings in Dollar deposits) in Los Angeles, California, New York, New York, and London, England.

“Capital Expenditures” means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, calculated in accordance with GAAP.

“Capital Lease” means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.

“Capital Lease Obligations” of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States or solely with respect to Investments made by a Foreign Subsidiary, marketable direct obligations issued by, or unconditionally guaranteed by Canada or the government of a country with similar credit quality rating or issued by any agency thereof and backed by the full faith and credit of Canada, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with any bank that satisfies the criteria described in clause (d) above (and solely with respect to Investments made by a Foreign Subsidiary, any bank organized under the laws of a foreign jurisdiction that otherwise complies with the criteria in (d) above), and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including ACH Transactions) and other cash management arrangements.

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“Change of Control” means the time at which (a) any Person (including a Person’s Affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Owners of Parent on the Closing Date) becomes the beneficial owner (as defined in Rule 13d 3 under the Securities Exchange Act of 1934) of a percentage of the Capital Stock of Parent equal to at least twenty-five percent (25%), (b) there shall be consummated any consolidation or merger of Parent pursuant to which Parent’s Capital Stock would be converted into cash, securities or other property, other than a merger or consolidation of Parent in which the holders of such Capital Stock immediately prior to the merger have substantially the same proportionate ownership in the aggregate, directly or indirectly, of Capital Stock of the surviving Person immediately after the merger as it had of Parent’s Capital Stock immediately prior to such merger, (c) all or substantially all of Parent’s Assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including any Affiliate or associate of Parent) in one or a series of transactions, (d) any Change of Management shall occur, unless on or before 90 days following the date of such Change of Management, a successor has commenced employment with Parent and is actively performing the functions of the departed individual, (e) Parent shall fail to own less than the percentage interest of the issued and outstanding Capital Stock of each other Loan Party set forth on Schedule 5.9(b), free and clear of all Liens, other than Permitted Liens, (f) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), or (g) any Person, or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the Capital Stock of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

“Change of Management” means if any of the individuals performing the functions of the President or Chief Financial Officer, respectively, on the Closing Date shall cease for any reason to perform such functions, whether by reason of death, disability, resignation, action by the Board of Directors or shareholders of Borrowers, or otherwise.

“Closing Date” means the date when all of the conditions set forth in Section 4.1 have been fulfilled to the satisfaction of Bank and its counsel.

“Collateral” has the meaning given to such term in any Loan Document.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Bank.

“Collateral Assignment of Factoring Agreements” means that certain Collateral Assignment of Rights Under Accounts Receivable Purchase Agreements, dated as of even date herewith, between Bank and Parent.

“Commercial Letter of Credit Agreement” means that certain Commercial Letter of Credit Agreement, dated as of even date herewith, among Borrowers and Bank.

“Commitment Fee” has the meaning given to such term in Section 2.15(a).

“Commitment” means the Revolving Credit Commitment.

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“Compliance Certificate” means a certificate of compliance to be delivered quarterly in accordance with Section 6.3(c), substantially in the form of Exhibit 6.3(c).

“Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Consolidated EBITDA” means, for any specified period, the total of the following of Parent and its Subsidiaries for such period (in each case determined in accordance with GAAP on a Consolidated basis and without duplication): (i) Consolidated operating income, plus (ii) depreciation, plus (iii) amortization, plus (iv) to the extent deducted in the calculation of Consolidated operating income, one-time non-cash charges with the consent of Bank, plus (v) non-cash expenses recognized pursuant to FASB ASC 718 (Compensation-Stock Compensation), plus (vi) net income from joint ventures and other minority interests owned by any Borrower or any Subsidiary when earned and received. No adjustment to Consolidated EBITDA for the write-down of license advances and minimum guarantees shall be permitted, except for the Fiscal Year ended December 31, 2011.

“Consolidated Net Profit” means, with respect to any period, difference of Parent’s and the Subsidiaries Consolidated total revenues less Consolidated total expenses after all federal, state and local income taxes reflected on Parent’s Consolidated Financial Statement for such period (excluding the one-time, non-recurring expense of a deferred tax Asset write-down up to a total amount of $82,000,000 in Fiscal Year 2012), calculated in accordance with GAAP.

“Convertible Notes” has the meaning of “Securities” as defined in the Indenture.

“Credit Enhanced Eligible Account” means any Account that would be an Eligible Account except that it does not qualify under clause (e) of the definition of “Eligible Account” set forth herein; provided that (a) such Account is supported by an irrevocable letter of credit reasonably satisfactory to Bank (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Bank and is directly drawable by Bank, or (b) such Account is covered by credit insurance in form and amount, and by an insurer, reasonably satisfactory to Bank.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to Bank among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and Bank, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of Bank and agrees, upon notice from Bank, to hold and dispose of the subject Inventory solely as directed by Bank.

“Debt” means, as of the date of determination, the sum, but without duplication, of any and all of a Person’s: (a) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (b) Attributable Indebtedness; (c) obligations evidenced by bonds, debentures, notes, or other similar instruments; (d) obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business; (e) current liabilities in respect of unfunded vested benefits under any Plan; (f) contingent obligations under letters of credit; (g) obligations under acceptance facilities; (h) Guarantees; (i) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; (j) the net obligations under Swaps (which net obligation under any Swap shall be deemed to be the Swap Termination Value of such Swap); and (k) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

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“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Capital Stock) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Capital Stock issued to any employee or to any plan for the benefit of employees of any Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Capital Stock that is not Disqualified Stock, such Capital Stock shall not be deemed to be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that a Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends. For purposes of this Agreement, the Convertible Notes shall not be deemed to be Disqualified Stock.

“Distributions” means dividends or distributions of earnings made by a Borrower to its shareholders, partners or members, as the case may be.

“Documentary Letter of Credit Fee” has the meaning given to such term in Section 3.3(b).

“Dollars” or “$” means lawful currency of the United States of America.

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“Domestic Subsidiary” means any direct or indirect Subsidiary of Parent organized under the laws of any state of the United States or the District of Columbia.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of business (or purchased by a Borrower pursuant to the terms of a Factoring Agreement), that arise out of such Loan Party’s sale of goods or rendition of services, that comply in all material respects with each and all of the representations and warranties respecting Accounts made by Borrowers to Bank in this Agreement and the Loan Documents, and that are and at all times continue to be reasonably acceptable to Bank in all material respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s Permitted Discretion to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to the applicable Borrower. Eligible Accounts shall not include the following:

(a)          Accounts that are Past Due;

(b)          Accounts owed by an Account Debtor or any of its Affiliates where 20% or more of all Accounts owed by that Account Debtor (or such Affiliates) are deemed ineligible under clause (a) above (except with respect to Wal-Mart, Target, and Toys R Us, for each which the cross-aging limit be 50%);

(c)          Accounts with respect to which the Account Debtor or any of its Affiliates is an officer, director, shareholder, employee, Affiliate, or agent of any Borrower;

(d)          Accounts (or portions thereof) with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

(e)          Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States or Canada (except open account Accounts due from an Investment Grade foreign subsidiary of an Account Debtor domiciled in the United States; provided that the aggregate amount of all such Accounts does not exceed an amount equal to 15% of the Borrowing Base); (ii) is not organized under the laws of the United States, or any State thereof (except open account Accounts due from an Investment Grade foreign subsidiary of an Account Debtor domiciled in the United States; provided that the aggregate amount of all such Accounts does not exceed an amount equal to 15% of the Borrowing Base); or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(f)          Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Bank, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act but as to which the applicable Borrower has complied to Bank’s satisfaction);

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(g)         Accounts with respect to which the Account Debtor or any of its Affiliates is a creditor of the applicable Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, to the extent of such setoff, dispute or claim;

(h)         Accounts with respect to an Account Debtor or its Affiliates whose total obligations owing to Borrowers exceed 25% of all Accounts, to the extent of the obligations owing by such Account Debtor or its Affiliates in excess of such percentage (except with respect to Wal-Mart, Target, and Toys R Us, for each which the concentration aging limit be 35%);

(i)          Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrowers have received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(j)          Accounts the collection of which Bank, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor’s financial condition;

(k)         Accounts not supported by (i) any written contract or purchase order or (ii) an electronic data interchange;

(l)          Accounts which are in default or collection;

(m)        Accounts on C.O.D. terms;

(n)         Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

(o)         Accounts that are not subject to a valid and perfected first priority Lien in favor of Bank;

(p)         Reserved;

(q)         Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

(r)          Accounts evidenced by Chattel Paper or an Instrument (as such terms are defined in the Security Agreement) unless such Chattel Paper or Instrument has been duly assigned and delivered to Bank in accordance with the terms of the Security Agreement; and

(s)         Any other Accounts that Bank in its Permitted Discretion deems ineligible.

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“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $200,000,000; (b) any Affiliate of Bank; and (c) if an Event of Default exists, any Person reasonably acceptable to Bank.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)          Which has been shipped from a foreign location for receipt by the applicable Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for seventy-five (75) days or less from the date of shipment of such Inventory;

(b)          For which the purchase order is in the name of the applicable Borrower and title and risk of loss has passed to such Borrower;

(c)          For which an Acceptable Document of Title has been issued, and in each case as to which at all times Bank has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory pursuant to a Customs Broker/Carrier Agreement;

(d)          Which is insured to the reasonable satisfaction of Bank (including, without limitation, marine cargo insurance); and

(e)          Which otherwise would constitute Eligible Inventory but for clauses (i) and (iii) of the definition of “Eligible Inventory” set forth herein;

Provided, that Bank may, in its discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event Bank determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by Bank to arise which may otherwise adversely impact the ability of Bank to realize upon such Inventory.

“Eligible In-Transit Inventory Sublimit” an amount equal to 20% of the Borrowing Base, as of any date of determination.

“Eligible Inventory” means, without duplication, (a) Eligible In-Transit Inventory, and (b) other Inventory consisting of unused, first quality finished goods held for sale in the ordinary course of a Borrower’s business, that complies in all material respects with each of the representations and warranties respecting Eligible Inventory made by Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Bank in Bank’s Permitted Discretion to address the results of any audit or appraisal performed by Bank from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(i)          it is not located in the United States;

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(ii)         the applicable Borrower does not have good, valid, and marketable title thereto;

(iii)        it is not located at one of the locations set forth on Schedule 1.1E or in transit from one such location to another such location;

(iv)         it is located on real property leased by the applicable Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement duly executed by the lessor, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(v)          it is not subject to a valid and perfected first priority Lien in favor of Bank;

(vi)         it consists of damaged or defective goods returned or rejected by the applicable Borrower’s customers;

(vii)        it consists of Slow Moving Inventory, goods that are obsolete, restrictive or custom items, raw materials, work-in-process, goods that constitute spare parts, packaging and shipping materials, display items, supplies used or consumed in the applicable Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment;

(viii)      it is subject to third party Intellectual Property, licensing or other proprietary rights, unless Bank has received a Licensor Consent covering such Inventory, duly executed by the Licensor thereof, providing, to Bank’s satisfaction, that such Inventory can be freely sold by Bank on and after the occurrence of an Event of a Default despite such third party rights, or

(ix)         it is otherwise any other Inventory that Bank in its Permitted Discretion deems ineligible.

“Environmental Laws” has the meaning given to such term in Section 5.16.

“Equipment” has the meaning given to such term in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

“ERISA Event” means (a) a Reportable Event with respect to a Plan or Multiemployer Plan, (b) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA Group from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the Internal Revenue Code by a member of the ERISA Group.

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“ERISA Group” means Parent and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Parent are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning set forth in Section 8.1.

“Excluded Taxes” means federal, state or local income taxes, franchise taxes, branch profits taxes or similar taxes imposed on Bank.

“Expenses” means: (a) all reasonable out-of-pocket expenses of Bank paid or incurred in connection with its diligence and investigation of Loan Parties, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all reasonable out-of-pocket attorneys’ fees and expenses (including reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith; (b) all reasonable out-of-pocket expenses of Bank, including reasonable out-of-pocket attorneys’ fees and expenses (including reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (c) all reasonable out-of-pocket costs and expenses paid or advanced by Bank which are required to be paid by Borrowers under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Bank; (d) if an Event of Default occurs, all reasonable out-of-pocket expenses paid or incurred by Bank, including reasonable attorneys’ fees and expenses (including reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, (e) all reasonable out-of-pocket expenses paid or incurred by Bank in connection with any refinancing or restructuring of the Obligations, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout; (f) the reasonable out-of-pocket costs and expenses incurred if Bank shall hire or pay someone else to help enforce this Agreement and/or the Loan Documents; and (g) all court costs and such additional fees as may be directed by the court.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

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“Facility Guaranties” and “Facility Guaranty” means, individually or collectively as the context requires, each certain Continuing Guaranty executed by a Guarantor in favor of Bank.

“Factoring Agreements” means, collectively, (a) that certain Accounts Receivable Purchase Agreement, dated as of September 27, 2012, between Parent, as purchaser, and JAKKS Hong Kong and the JAKKS Hong Kong Subsidiaries, as sellers, and (b) that certain Accounts Receivable Purchase Agreement, dated as of September 27, 2012, between Parent, as purchaser, and JAKKS Canada, as seller (each, a “Factoring Agreement”).

“Federal Funds Rate” means for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of San Francisco, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“Fees” means the Commitment Fee, the Unused Revolving Credit Commitment Fee, the Standby Letter of Credit Fees, the Documentary Letter of Credit Fee, the Audit Fees, and the Appraisal Fees.

“Financial Statement(s)” means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year or, if such period is a full Fiscal Year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly or quarterly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers.

“Fiscal Year” means the 12-Fiscal Month period of Borrowers ending on December 31 of each year.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent that is not a Domestic Subsidiary.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and Bank in form and substance satisfactory to Bank and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of the applicable Borrower purchased from such Foreign Vendor.

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“Funded Debt” means as of the date of determination, the sum of (a) the Loans, (b) the Letter of Credit Usage, (c) the Convertible Notes, (d) any other Subordinate Debt, and (e) any other Consolidated Debt of Parent and its Subsidiaries, heretofore or hereafter created, issued, incurred or assumed (directly or indirectly) for or in respect of borrowed money, whether current or long-term, including contingent obligations under letters of credit (including standby and commercial), all purchase money indebtedness, bankers’ acceptances and similar instruments to the extent such instruments or agreements support financial obligations.

“Funded Debt to Consolidated EBITDA Ratio” means, as of the date of determination, the ratio of (a) Funded Debt, to (b) Consolidated EBITDA for the trailing four Fiscal Quarter period ending on the date of determination.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrowers and the Subsidiaries shall be the same after such changes as if such changes had not been made.

“Governing Documents” means the certificate or articles or certificate of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor(s)” means, individually or collectively as the context requires, every Person who now or hereafter executes a Facility Guaranty in favor of Bank with respect to the Obligations.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

“Hedge Agreement” means a Swap with one or more Bank Product Providers.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means Bank or any of its Affiliates.

“Indemnified Person(s)” has the meaning given to such term in Section 10.3(c).

“Indenture” means that certain Indenture, dated as of November 10, 2009, between Parent, and Bank, as trustee, pursuant to which Parent issued the Convertible Notes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

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“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means:

(a)          with respect to each Prime Lending Rate Portion, the first day of each and every month, and the Revolving Loans Maturity Date, as applicable; and

(b)          with respect to each LIBOR Lending Rate Portion, the earliest of: (i) the last day of the Interest Period with respect thereto, (ii) if the Interest Period has a duration of more than three months, every Business Day that occurs during such Interest Period every three months from the first day of such Interest Period, and (iii) the Revolving Loans Maturity Date, as applicable.

“Interest Period” means, with respect to each LIBOR Lending Rate Portion, the period commencing on the date of such LIBOR Lending Rate Portion and ending on the numerically corresponding day one (1), two (2), three (3), or six (6) months thereafter as Borrowers may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided, however, that:

(a)          any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month in which case such Interest Period shall end on the immediately preceding Business Day;

(b)          any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c)          no Interest Period respecting a Revolving Loan may extend beyond the Revolving Loans Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.

“In-Transit Inventory” means Inventory of a Borrower that is in the possession of a common carrier and is in transit from a Foreign Vendor from a location outside of the continental United States to a location of such Borrower that is within the continental United States.

“Inventory” has the meaning given to such term in the Security Agreement.

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“Inventory Advance Rate” means (a) 60% in the case of Inventory that is subject to a license agreement with a Licensor, and (b) 50% in the case of all other Inventory.

“Inventory Sublimit” means an amount equal to 50% of the Borrowing Base, as of any date of determination.

“Inventory Reserves” means such reserves as may be established from time to time by the Bank in its Permitted Discretion, with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that Bank determines in its Permitted Discretion, will need to be satisfied in connection with the realization upon the Inventory. No Inventory Reserve shall be established at any time when there is no Inventory included in the Borrowing Base. Without limiting the generality of the foregoing, Inventory Reserves may, in Bank’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)          Obsolescence;

(b)          Seasonality;

(c)          Shrink;

(d)          Imbalance;

(e)          Change in Inventory character;

(f)          Change in Inventory composition;

(g)          Change in Inventory mix;

(h)          Mark-downs (both permanent and point of sale);

(i)          Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)          Out-of-date and/or expired Inventory.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, Guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Debt, Capital Stock, or all or substantially all of the Assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

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“Investment Grade” means, in reference to any Person, that such Person has (a) a rating from S&P of (i) A-1 or better for its commercial paper or (ii) BBB or better for its long term debt, or (b) a rating from Moody's of (i) P-1 or better for its commercial paper or (ii) Baa or better for its long term debt.

“ISP” means the International Standby Practices (1998 version), and any subsequent versions or revisions approved by a Congress of the International Chamber of Commerce Publication 590 and adhered to by Bank.

“JAKKS Canada” means JAKKS Pacific (Canada), Inc., a company organized under the laws of the province of New Brunswick, Canada, and a Subsidiary of Parent.

“JAKKS Hong Kong” means JAKKS Pacific (H.K.) Limited (Hong Kong), a company incorporated in Hong Kong with registered number 468246, and a Subsidiary of Parent.

“JAKKS Hong Kong Subsidiaries” means, collectively, all Subsidiaries of JAKKS Hong Kong (other than JAKKS Pacific Shenzhen Company), including, Jakks Pacific (Asia) Limited, Moose Mountain Toymakers Limited, Arbor Toys Company Limited, Disguise Limited, Kids Only Limited, Play Along (Hong Kong) Limited, Tollytots Limited, and A.S. Design Limited.

“Knowledge” has the meaning given to such term in Section 10.9.

“Lending Office” means Bank’s office located at its address set forth on the signature pages hereof, or such other office of Bank as it may hereafter designate as its Lending Office by notice to Borrowers.

“Letter(s) of Credit” means any standby or documentary letter(s) of credit issued by Bank, pursuant to Section 3.1.

“Letter of Credit Application” means Bank’s standard form of Letter of Credit Application.

“Letter of Credit Sublimit” means (a) $5,000,000 with respect to standby Letters of Credit, and (b) $5,000,000 with respect to documentary Letters of Credit.

“Letter of Credit Usage” means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.

“LIBOR” means, with respect to each Interest Period for each LIBOR Borrowing, that rate of interest equal to the quotient of (a) the interest rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page or service providing quotations of interest rate available to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by Bank from time to time) at approximately 11:00 a.m. Pacific time, three (3) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period (rounded up to the nearest 1/8th of 1%), divided by (b) 100% minus the LIBOR Reserve Percentage; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall mean the interest rate per annum determined by Bank to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market by Bank at approximately 11:00 a.m., London time, Pacific time, three (3) Business Days prior to the commencement of such Interest Period.

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“LIBOR Lending Rate” means, with respect to a LIBOR Lending Rate Portion, the rate per annum, determined as the sum of (a) LIBOR for the relevant Interest Period of such LIBOR Lending Rate Portion, plus (b) the Applicable Margin.

“LIBOR Lending Rate Portion” means any portion of any Loan bearing interest with reference to the LIBOR, in accordance with the terms and conditions hereof.

“LIBOR Reserve Percentage” means, for any Interest Period of any LIBOR Lending Rate Portion, the daily average of the stated maximum rate (rounded upward to the nearest 1/8th eighth of 1%) determined by Bank in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), at which reserves are required to be maintained during such Interest Period by Bank (including supplemental, marginal, and emergency reserves) under Regulation D by Bank against Eurocurrency liabilities (as such term is defined in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to Bank from time to time under Regulation D. Without limiting the generality of the foregoing, LIBOR Reserve Percentage shall include any other reserves required to be maintained by Bank against (i) any category of liabilities that includes deposits by reference to which the LIBOR Lending Rate for a LIBOR Lending Rate Portion is being determined and (ii) any category of extension of credit or other assets that includes LIBOR Lending Rate Portion.

“License Agreement Guarantee” means a Guarantee by Parent of the obligations of any of its Subsidiaries owing to a Licensor under the licensing agreement between such Subsidiary and such Licensors.

“Licensor” means an owner of certain Intellectual Property that licenses all or any portion of such Intellectual Property to a Borrower.

“Licensor Consent” means an agreement between a Licensor and Bank in form and substance reasonably satisfactory to Bank and pursuant to which, among other things, the Licensor grants to Bank a limited license to exercise all rights that the applicable Borrower could exercise under its license agreement with the Licensor assuming there exists no defaults under such license agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Liquidity” means, as of any date of determination, the amount of Borrowers’ Consolidated unencumbered cash and short-term marketable securities.

“Loan Document(s)” means each of the following documents, instruments, and agreements, individually or collectively as the context requires:

(a)          the Notes;

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(b)          the Security Agreement;

(c)          the Factoring Agreements;

(d)          the Collateral Assignment of Factoring Agreements;

(e)          the Letter of Credit Applications;

(f)          the Commercial Letter of Credit Agreement and the Standby Letter of Credit Agreement;

(g)          the Facility Guaranties;

(h)          the Collateral Access Agreements;

(i)          the Bank Product Agreements (other than Hedge Agreements);

(j)          the Licensor Consents;

(k)          the Customs Broker/Carrier Agreements; and

(l)          such other documents, instruments, and agreements (including intellectual property security agreements, control agreements, financing statements and fixture filings) as Bank may reasonably request in connection with the transactions contemplated hereunder, other than any Hedge Agreement, or to perfect or protect the liens and security interests granted to Bank in connection herewith.

“Loans” means the Revolving Loans (each, a “Loan”).

“Loan Parties” means individually and collectively, Borrowers, all Guarantors, JAKKS Canada, JAKKS Hong Kong, all JAKKS Hong Kong Subsidiaries, and all other Material Subsidiaries (each a “Loan Party”).

“Material Adverse Effect” means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), prospects, or results of operations of Parent and its Subsidiaries, taken as a whole; (ii) the ability of Borrowers to perform their obligations under this Agreement and the Loan Documents to which they are a party (including, without limitation, repayment of the Obligations as they come due), or the ability of any Guarantor to perform its obligations under the Loan Documents to which it is a party, (iii) the validity or enforceability of this Agreement, the Loan Documents, or the rights or remedies of Bank hereunder and thereunder, (iv) the value of the Assets, taken as a whole, assigned or pledged to Bank as Collateral, or (v) the priority of Bank’s Liens with respect to the Collateral.

“Material Contract” means, with respect to any Borrower, each contract or agreement to which such Borrower is a party that is deemed to be a material contract or material definitive agreement under any Securities Laws as applied to Parent and its Subsidiaries on a consolidated basis, taken as a whole.

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“Material Subsidiary” means, as of any date of determination, any direct or indirect Subsidiary of Parent that (a) has Assets that represent more than 7.5% of the Consolidated GAAP value of the Assets of Parent and its Subsidiaries, inclusive of the subject Subsidiary, as of such date, (b) contributed more than 7.5% of the revenues of Parent and its Subsidiaries on a Consolidated basis, inclusive of the subject Subsidiary, during the most recently-ended four-Fiscal Quarter period of Borrowers (taken as a single period), (c) with respect to any new Person acquired or created by Borrower, (i) had Assets that represent more than 7.5% of the Consolidated GAAP value of the Assets of Parent and its Subsidiaries, inclusive of the subject Subsidiary, as of such date, or (ii) would have contributed more than 7.5% of the revenues of Parent and its Subsidiaries on a Consolidated basis, inclusive of the subject Subsidiary, on a Pro Forma Basis, or (d) owns, directly or indirectly, Capital Stock in one or more other Subsidiaries of Parent Borrower that, when aggregated with such Subsidiary, (i) has Assets that represent more than 7.5% of the Consolidated GAAP value of the Assets of Parent and its Subsidiaries, inclusive of the subject Subsidiary, as of such date, or (ii) contributed more than 7.5% of the revenues of Parent and its Subsidiaries on a consolidated basis, inclusive of the subject Subsidiary, during the most recently ended four-Fiscal Quarter period of Borrowers (taken as single period).

“Maturity Date” means the Revolving Loans Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group has contributed, or was obligated to contribute, within the preceding six plan years (while a member of such ERISA Group) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by a Lien permitted hereunder on the applicable Asset which is senior to Bank’s Lien on such Asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Debt under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses, other taxes paid in cash in connection with the consummation of such transaction, and commissions) paid by any Loan Party to third parties (other than Affiliates); and (b) with respect to the sale or issuance of any Capital Stock by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Debt by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

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“Net Orderly Liquidation Value” means a professional opinion of the probable Net Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Notes” means, collectively, the Revolving Loans Note, and any other promissory note issued by Borrowers to Bank from time to time pursuant to this Agreement (each, a “Note”).

“Notice of Borrowing” means an irrevocable notice from Borrowers to Bank of Borrowers’ request for a Borrowing pursuant to the terms of Section 2.5, substantially in the form of Exhibit 2.5(b).

“Notice of Conversion or Continuation” means a written notice given pursuant to the terms of Section 2.6(b), substantially in the form of Exhibit 2.6(b).

“Obligations” means any and all indebtedness, liabilities, and obligations of Borrowers (or any of them) owing to Bank, and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.4(b) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding). The Obligations shall include, without limiting the generality of the foregoing, all principal and interest and other payment obligations owing under the Loans, all Reimbursement Obligations, all Bank Product Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement and/or the Loan Documents.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Lease” means any lease of an Asset by a Person which, in conformity with GAAP, is not a Capital Lease.

“Overadvance” has the meaning set forth in Section 2.1(e).

“Owner” means, with respect to any Loan Party, a shareholder, partner or member of such Loan Party.

“Parent Sublimit” means the lesser of (a) $75,000,000, or (b) the Revolving Credit Commitment.

“Participant” has the meaning set forth in Section 10.5(d).

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“Past Due” means (a) for Accounts with terms up to net 30 days, any Account outstanding longer than three times normal trade terms or 90 days from invoice date, whichever is less, and (b) for Accounts with terms greater than net 30 days, past due more than 30 days of the invoice due date, or outstanding more than 180 days from invoice date, whichever is less.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Facility Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Acquisition” means any acquisition (a) by a Borrower of all of the Capital Stock of any Person or (b) by a Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the Assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that,

(i)          immediately prior to, and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom;

(ii)         all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws;

(iii)        Borrowers shall have taken, or caused to be taken, as of the date of such acquisition, each of the actions set forth in Sections 6.13 and/or 6.14, as applicable;

(iv)         Borrowers and the Subsidiaries shall be in compliance with the financial covenants set forth in Sections 7.12 and 7.15 on a Pro Forma Basis;

(v)          if the total consideration for such acquisition of Assets or Capital Stock is in excess of $10,000,000, Borrowers shall have delivered to Bank (A) at least 10 days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Sections 7.12 and 7.15 as required under clause (iv) above, and (ii) all relevant financial information with respect to such acquired Assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Sections 7.12 and 7.15; and (B) promptly upon request by Bank, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Bank), and a summary thereof with a description of the acquisition, price of acquisition (to include cash and non-cash portions, including earn-outs, etc.), and (ii) quarterly and annual financial statements of the Person whose Capital Stock or Assets are being acquired, if available, for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi)         any Person or assets or division as acquired in accordance herewith shall be in the business of sales of consumer products;

(vii)        reserved;

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(viii)      any seller carryback Debt incurred in connection with the proposed acquisition shall be Subordinate Debt, shall contain no covenants, and shall otherwise be on terms and conditions (including maturity, rate of interest and amortization) acceptable to Bank in their sole and absolute discretion.

(ix)         such Permitted Acquisition shall be non-hostile and the applicable seller shall have taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of the applicable Purchase Agreement and Purchase Documents, and the consummation of the transactions contemplated thereby;

(x)          the aggregate consideration payable in connection with all such acquisitions of Assets or Capital Stock that are consummated after the Closing Date in any Fiscal Year shall not exceed $50,000,000.

“Permitted Debt” means (a) Debt owing to Bank, (b) Debt owing by Borrowers up to a maximum aggregate amount of $5,000,000 outstanding at any one time incurred in the ordinary course of business and (i) secured by Purchase Money Liens, or (ii) owing under Capital Lease Obligations, (c) Subordinate Debt, (d) contingent liabilities with respect to a $1,000,000 letter of credit outstanding on the Closing Date issued by Barclays Bank, to Her Royal Majesty’s Customs, as beneficiary, (e) earn-out obligations existing on the Closing Date with respect to acquisitions made by Parent prior to the Closing Date in the aggregate amount of $43,520,000, (f) trade payables, (g) contingent Debt owing by Parent to Licensors under all License Agreement Guarantees, and other contingent liabilities incurred by any of the Loan Parties in the ordinary course of business and consistent with past practice, (h) Guarantees by Parent of the obligations of any of its Subsidiaries with respect to tenant obligations under real estate leases, (i) Guarantees by Parent of the obligations of any of its Subsidiaries under any Permitted Acquisition or similar acquisitions that were consummated prior to the Closing Date, up to a maximum aggregate amount of $10,000,000 per Fiscal Year, (j) Synthetic Lease Obligations owing by Borrowers up to a maximum aggregate amount of $5,000,000 outstanding at any one time, and (k) 401(k) deferrals and matches that are paid within thirty (30) days of the applicable payroll withholding date.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.

“Permitted Dispositions” means (a) Dispositions in the ordinary course of business of Equipment, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services or intangibles or licenses entered into in the ordinary course of business, (d) Investments consisting of intercompany loans and advances made (i) by any Subsidiary of Parent to a Loan Party, (ii) by any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent that is not a Loan Party, or (iii) by any Subsidiary of Parent to Parent to the extent a Distribution to Parent pursuant to Section 7.10 in such amount would be permitted at such time, (e) Investments consisting of capital contributions or other investments in equity (i) by Parent in any Loan Party, (ii) by any Borrower in another Borrower, and (iii) by any Subsidiary of Parent that is not a Loan Party in another Subsidiary of Parent that is not a Loan Party, (f) Permitted Acquisitions, and (g) other Investments (other than Permitted Acquisitions) of up to $25,000,000 in the aggregate from the Closing Date until the Revolving Loans Maturity Date.

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“Permitted Liens” means (a) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (b) Liens in favor of Bank, in accordance with the Loan Documents, (c) statutory Liens, such as inchoate mechanics’, inchoate materialmen’s, landlord’s, warehousemen’s, and carriers’ liens, and other similar liens, other than those described in clause (a) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (d) judgment Liens that do not constitute an Event of Default under Section 8.1(i); (e) Purchase Money Liens securing Debt described in clause (b) of the definition of “Permitted Debt” hereinabove; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by Parent and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of Parent and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, the remittance or payment of which is not yet due and payable, (3) to secure the performance by Parent and its Subsidiaries of tenders, statutory obligations not yet due and payable (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, (4) consisting of deposits to secure the performance by Parent and its Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices, and (5) other deposits made solely in the ordinary course of Borrowers’ business; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Parent or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Debt and not interfering in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries; and (i) customary rights of setoff in favor of banks or depository institutions.

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“Permitted Restricted Payments” means: (a) Distributions payable solely in its common stock or other Capital Stock of a Loan Party (other than of any Pledged Loan Party); (b) any purchase, redemption or acquisition of shares of common stock or other common Capital Stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issuance of new shares of common stock or other common Capital Stock of a Loan Party (other than of any Pledged Loan Party); (c) any payment on, in respect of, or in connection with Parent’s (i) stock incentive plan, stock option plan or other equity-based compensation plan or arrangement or (ii) Capital Stock, options, warrants and other rights to acquire Capital Stock issued or granted in connection with any Permitted Acquisition (including, without limitation, the issuance of Ownership equity interests, including Capital Stock, as consideration in connection with any acquisition permitted hereunder, whether as original purchase consideration or in satisfaction of subsequent contingent consideration obligations, and the sale of equity interests, including Capital Stock, for the sole purpose of financing any acquisition permitted hereunder); (d) cash Distributions by Parent in an amount up to $10,000,000 per Fiscal Year; provided that both immediately before and immediately after giving effect thereto, on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing, or shall result therefrom; and (e) other Restricted Payments with the prior written consent of Bank.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit or with respect to which any member of the ERISA Group may incur liability, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.

“Pledged Loan Party” means JAKKS Hong Kong and any other Loan Party the Capital Stock of which has been pledged to Bank to secure the Obligations pursuant to the terms and conditions hereof or any Loan Document.

“Prime Lending Rate” means a per annum rate equal to the sum of the Prime Rate plus the Applicable Margin.

“Prime Lending Rate Portion” means any portion of the Revolving Loans designated by Borrower as bearing interest at the Prime Lending Rate permitted by Section 2.5 or 2.6 in accordance with the terms and conditions thereof.

“Prime Rate” means the variable per annum rate of interest equal to the highest of (i) the Federal Funds Rate plus 1.5%, (ii) a rate reasonably determined by Bank to be 1.5% above LIBOR for a one month Interest Period, or (iii) the rate of interest most recently announced by Bank at its corporate headquarters as the “Wells Fargo Bank, National Association Prime Rate,” with the understanding that the “Wells Fargo Bank, National Association Prime Rate” is one of Bank’s index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which Bank calculates interest or extends credit.

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“Priority Payables Reserve” means, at any time, the full amount of the indebtedness, liabilities and obligations at such time which have a trust imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, without limitation, claims for unremitted and accelerated rents, taxes, wages, severance pay, termination pay, vacation pay, workers' compensation obligations, government royalties or pension fund obligations, claims under the Wage Earner Protection Program Act (Canada) together with the aggregate value, determined in accordance with GAAP, of all Inventory which Bank reasonably considers may be or may become subject to a right of a supplier to recover possession thereof under any federal, provincial or state law, where such supplier's right may have priority over Liens securing the Obligations including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) and successor legislation thereto.

“Pro Forma Basis” means:

(a)          for purposes of the calculation of the covenants contained in Sections 7.12 and 7.15 in connection with any Permitted Acquisition, such covenants calculated on a pro forma basis after giving effect to the consummation of such acquisition, and the incurrence or assumption by the Loan Parties of any Debt associated therewith, as if such acquisition had occurred on the first day of the period of four consecutive Fiscal Quarters most recently ended for which the Financial Statements are available, with adjustments for (i) non-recurring or one-time expenses that have actually been incurred, and (ii) charges that have actually been incurred but would not have been incurred if the relevant acquisition had been consummated on the first day of such period, determined by Borrowers in good faith;

(b)          for purposes of making a Permitted Restricted Payment of the type described in clause (d) of the definition thereof, the determination of the existence of a Default or Event of Default, and the calculation of the Funded Debt to Consolidated EBITDA Ratio, on a pro forma basis after giving effect to such Permitted Restricted Payment as if such Permitted Restricted Payment had been made on the first day of the period of four consecutive Fiscal Quarters most recently ended for which the Financial Statements are available, determined by Borrowers in good faith; and

(c)          for purposes of determining whether any new Person acquired or created by a Borrower is a Material Subsidiary under clause (c) of the definition thereof, the determination of revenues on a pro forma basis as of the last day of the most recently ended four-Fiscal Quarter period of Borrowers.

“Purchase Money Lien” means a Lien on any item of equipment of any Borrower; provided that (i) such Lien attaches only to that item of equipment and (ii) the purchase-money obligation secured by such item of equipment does not exceed one hundred percent (100%) of the purchase price of such item of equipment.

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Parent and its Subsidiaries as prescribed by the Securities Laws.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended or supplemented from time to time.

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“Reimbursement Obligations” means the obligations of Borrowers to reimburse Bank pursuant to the Commercial Letter of Credit Agreement and the Standby Letter of Credit Agreement amounts drawn under Letters of Credit.

“Rent Reserve” means a reserve for rent at leased locations subject to landlords liens, past due rent, and up to three months future rent that would be payable to a landlord that has not executed and delivered a Collateral Access Agreement.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

“Reserves” means the Availability Reserve, the Bank Product Reserve Amount, Inventory Reserves, and the Rent Reserve. Bank shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

“Restricted Payment” means (a) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinate Debt, (b) any Distribution on account of any Capital Stock of any Loan Party, now or hereafter outstanding, (c) any purchase, redemption, retirement, sinking fund, or other direct or indirect acquisition for value any of Capital Stock of any Loan Party now or hereafter outstanding, (d) any distribution of Assets to any Owners of any Loan Party, whether in cash, Assets, or in obligations of such Loan Party, (e) any allocation or other set apart of any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any Capital Stock of any Loan Party, or (f) any other distribution by reduction of capital or otherwise in respect of any Capital Stock of any Loan Party.

“Retiree Health Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revolving Credit Availability” means, as of the date of determination, the difference between (a) the Borrowing Base, minus (b) the sum of (i) the aggregate outstanding Revolving Loans, plus (ii) the Letter of Credit Usage.

“Revolving Credit Commitment” means $75,000,000.

“Revolving Credit Commitment Fee” has the meaning given to such term in Section 2.15(a).

“Revolving Loans” has the meaning given to such term in Section 2.1.

“Revolving Loans Maturity Date” means April 30, 2013.

“Revolving Loans Note” means that certain Secured Promissory Note (Revolving Loans), dated as of even date herewith, executed by Borrowers to the order of Bank, in the original principal amount of $75,000,000, to evidence the Revolving Loans.

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“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means that certain Security Agreement, dated as of even date herewith, among Borrowers and Bank.

“Slow Moving Inventory” means Inventory remaining unsold in Borrowers’ stock for greater than twelve months.

“Solvent” means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

“Standby Letter of Credit Agreement” means that certain Standby Letter of Credit Agreement, dated as of even date herewith, among Borrowers and Bank.

“Standby Letter of Credit Fee” has the meaning given to such term in Section 3.3(a).

“Subordinate Debt” means (a) the Convertible Notes, and (b) any other Debt of any Loan Party that is expressly subordinated to the Obligations pursuant to a subordination agreement satisfactory in form and substance to Bank, and otherwise in amount, terms and conditions approved in writing by Bank.

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“Subsidiary” means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Parent or one or more Subsidiaries of Parent at the time owns or controls directly or indirectly more than 50% of the Capital Stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Subsidiary Borrower” means any Borrower other than Parent.

“Subsidiary Borrower Sublimit” means, with respect to any Subsidiary Borrower, the lesser of (a) $5,000,000, or (b) the Revolving Credit Commitment.

“Swap” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Swap Termination Value” means, with respect to any Swap, at any time, after taking into account the effect of any legally enforceable netting or master agreement relating to such Swap and the effect of all Swaps outstanding under such netting or master agreement, (a) for any date on or after the date that such Swaps have been closed out pursuant to an early termination date, the net close-out, settlement or termination value derived thereby, and (b) for any other date, the net close-out, settlement or termination value that would be determined as of such date under the relevant netting or master agreement, if any, as if such Swaps were subject to early termination due to default of the applicable Borrower or its Affiliates.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 9.1.

“Transferee” has the meaning set forth in Section 10.5(d).

“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR or the Prime Rate.

“UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unused Revolving Credit Commitment Fee” has the meaning set forth in Section 2.15(b).

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1.2           Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all Financial Statements required to be delivered hereunder shall be prepared in accordance with GAAP.

1.3           UCC Terms. Any and all terms used in this Agreement or in any Loan Document which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein or in such Loan Document.

1.4           Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.5           Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.6           Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

1.7           No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.8           Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

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ARTICLE II

TERMS OF THE CREDIT

2.1           Revolving Loans. Provided that no Event of Default or Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank shall make revolving loans (“Revolving Loans”) to Borrowers, upon notice in accordance with Section 2.5(b), from the Closing Date up to but not including the Revolving Loans Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 7.1(a), subject to the following conditions and limitations:

(a)          the aggregate principal amount of Revolving Loans outstanding after giving effect to any proposed Borrowing plus the Letter of Credit Usage on such date shall not exceed the Borrowing Base;

(b)          the aggregate principal amount of Revolving Loans outstanding after giving effect to any proposed Borrowing, in each case, made to or for the benefit of Parent, plus the Letter of Credit Usage on such date with respect to Letters of Credit for which Parent is the applicant, shall not exceed the Parent Sublimit;

(c)          the aggregate principal amount of Revolving Loans outstanding after giving effect to any proposed Borrowing, in each case, made to or for the benefit of any Subsidiary Borrower, plus the Letter of Credit Usage on such date with respect to Letters of Credit for which such Subsidiary Borrower is the applicant, shall not exceed the Subsidiary Borrower Sublimit;

(d)          Borrowers shall not be permitted to borrow, and Bank shall not be obligated to make, any Revolving Loans to Borrowers, unless and until all of the conditions for a Borrowing set forth in Section 4.2 have been met to the satisfaction of Bank in its Permitted Discretion; and

(e)          if, at any time or for any reason, the amount of Borrowings outstanding plus the Letter of Credit Usage exceeds the Borrowing Base (an “Overadvance”), Borrowers shall immediately pay to Bank, upon Bank’s election and demand, in cash, the amount of such Overadvance to be used by Bank to repay outstanding Borrowings.

Borrowers may repay and, subject to the terms and conditions hereof, reborrow Revolving Loans. All such repayments shall be without penalty or premium except as otherwise required by Section 2.7(a) with respect to repayments of LIBOR Lending Rate Portions. Borrowers shall give Bank at least one (1) Business Day’s prior written notice of any repayment of a Prime Lending Rate Portion and at least three (3) Business Days’ prior written notice of any repayment of a LIBOR Lending Rate Portion. On the Revolving Loans Maturity Date, Borrowers shall pay to Bank the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon.

2.2           Reserved.

2.3           Reserved.

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2.4           Interest Rates; Payments of Interest.

(a)          Interest Rate Options.

(i)          Revolving Loans. Subject to the terms and conditions hereof, all Revolving Loans, or portions thereof, may be outstanding as either LIBOR Lending Rate Portions or Prime Lending Rate Portions, by designating, in accordance with Sections 2.5(b) and 2.6(b), either the LIBOR Lending Rate or the Prime Lending Rate to apply to all or any portion of the unpaid principal balance of the Revolving Loans.

(ii)         Limitations on LIBOR Lending Rate Portions. LIBOR Lending Rate Portions shall be in minimum aggregate amounts each of $100,000, plus aggregate increments of $100,000 in excess of such minimum amount.

(b)          Lending Office. Each Type of Loan shall be made and maintained by Bank at Bank’s Lending Office for such Type of Loan.

(c)          Default Rate. Upon the occurrence and during the continuance of an Event of Default, in addition to and not in substitution of any of Bank’s other rights and remedies with respect to such Event of Default, at the option of Bank, the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate(s) plus two hundred (200) basis points, subject to Section 2.4(e). In addition, at Bank’s option, Expenses, Fees, and other amounts due hereunder not paid when due shall bear interest at the Prime Lending Rate plus two hundred (200) basis points until such overdue payment is paid in full, subject to Section 2.4(e).

(d)          Computation of Interest. All computations of interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. In the event that the Prime Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all Prime Lending Rate Portions shall be made as of 12:01 a.m. (Pacific time) on the effective date of the change in the Prime Rate. Interest shall accrue from the date of a Borrowing of a Loan to the date of repayment of such Loan in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid on that Loan.

(e)          Maximum Interest Rate. Under no circumstances shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, FIRST, the Obligations, other than interest and Bank Product Obligations, in the inverse order of maturity, and SECOND, the Bank Product Obligations in inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations or Bank Product Obligations outstanding, Bank shall refund to Borrowers such excess.

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(f)          Changes in Applicable Margin and Applicable Percentage. For purposes of determining the Applicable Margin and the Applicable Percentage from the Closing Date through and including delivery of the first Compliance Certificate due hereunder, the Funded Debt to Consolidated EBITDA Ratio will be deemed to be greater than 2.50:1.0, notwithstanding anything to the contrary. Thereafter, changes in the Applicable Margin and Applicable Percentage resulting from a change in the Funded Debt to Consolidated EBITDA Ratio, shall become effective on the first day of the calendar month following Bank’s receipt of the latest Compliance Certificate, and shall be based on the Funded Debt to Consolidated EBITDA Ratio disclosed in such Compliance Certificate; provided, however, for purposes of determining the aforementioned margins, if Borrowers fail to deliver to Bank an accurate completed Compliance Certificate when due hereunder, the Funded Debt to Consolidated EBITDA Ratio shall be conclusively presumed to be greater than 2.50:1.0 until the applicable Compliance Certificate has been so completed and delivered to Bank.

If, as a result of any restatement of or other adjustment to Parent’s Financial Statements or for any other reason, Bank determines that (i) the Funded Debt to Consolidated EBITDA Ratio as calculated by Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Funded Debt to Consolidated EBITDA Ratio would have resulted in different pricing for any period, then (x) if the proper calculation of the Funded Debt to Consolidated EBITDA Ratio would have resulted in higher pricing for such period, in addition to and not in substitution of any of Bank’s other rights and remedies with respect thereto, Borrowers shall pay to Bank, promptly on demand by Bank, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (y) if the proper calculation of the Funded Debt to Consolidated EBITDA Ratio would have resulted in lower pricing for such period, Bank shall pay to Borrowers, promptly on demand by Borrowers, an amount equal to the excess of the amount of interest and fees actually paid for such period over the amount of interest and fees that should have been paid for such period; provided that if, as a result of any restatement or other event a proper calculation of the Funded Debt to Consolidated EBITDA Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (x) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

(g)          Payments of Interest. All accrued but unpaid interest on the Loans, calculated in accordance with this Section 2.4, shall be due and payable, in arrears, on each and every Interest Payment Date.

2.5           Notice of Borrowing Requirements.

(a)          Each Borrowing shall be made on a Business Day.

(b)          Each Borrowing shall be made upon irrevocable telephonic notice given by an Authorized Officer of Administrative Borrower and, upon Bank’s request, a Notice of Borrowing, given by email, facsimile or personal service, delivered to Bank at the address set forth in the Notice of Borrowing. If for a Prime Lending Rate Portion, Bank shall be given such notice no later than 10:00 a.m., Pacific time, on the Business Day on which such Borrowing is to be made, and, if for a LIBOR Lending Rate Portion, Bank shall be given notice no later than 2:00 p.m., Pacific time, three (3) Business Days prior to the day on which such Borrowing is to be made, and such notice shall state the amount and purpose thereof (subject to the provisions of Section 2.1) and, in the case of a Borrowing of a LIBOR Lending Rate Portion, the requested Interest Period.

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(c)          Bank shall not incur any liability to Borrowers in acting upon any telephonic notice which Bank believes in good faith to have been given by an Authorized Officer of Administrative Borrower, or for otherwise acting in good faith under this Section 2.5, and in making any Loans pursuant to telephonic notice.

(d)          So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Bank shall credit the proceeds of such Loan on the applicable Borrowing date into Borrowers’ Account.

2.6           Conversion or Continuation Requirements.

(a)          Borrowers shall have the option to: (i) convert, at any time, all or any portion of any of the outstanding Loans, subject to the requirements of Section 2.4(a), from a portion bearing interest at one of the interest rate options available pursuant to Section 2.4(a) to another; or (ii) upon the expiration of any Interest Period applicable to a LIBOR Lending Rate Portion, to continue all or any portion of such LIBOR Lending Rate Portion as a LIBOR Lending Rate Portion with the succeeding Interest Period(s) of such continued LIBOR Lending Rate Portion commencing on the expiration date of the Interest Period previously applicable thereto, subject in the following limitations:

(i)          a LIBOR Lending Rate Portion may only be converted to a Prime Lending Rate Portion, or continued as a LIBOR Lending Rate Portion, on the expiration date of the Interest Period applicable thereto;

(ii)         no outstanding Loan, or portion thereof, may be continued as, or be converted into, a LIBOR Lending Rate Portion in the event that, on the earlier of the date of the delivery of the Notice of Conversion or Continuation or the telephonic notice in respect thereof, any Event of Default or Default has occurred and is continuing; and

(iii)        if Borrowers fail to deliver the appropriate Notice of Conversion or Continuation or the telephonic notice in respect thereof pursuant to the required notice period before the expiration of the Interest Period of a LIBOR Lending Rate Portion, such LIBOR Lending Rate Portion shall automatically be converted to a Prime Lending Rate Portion.

(b)          Borrowers shall give telephonic notice of any proposed continuation or conversion pursuant to this Section 2.6 followed by, if Bank requests, a Notice of Conversion or Continuation, given by email, facsimile or personal service, delivered to Bank at the address set forth in the Notice of Conversion or Continuation. Such notice must be received no later than 11:00 a.m., Pacific time, on the Business Day which is the proposed conversion date (in the case of a conversion to a Prime Lending Rate Portion) and no later than 2:00 p.m., Pacific time, three (3) Business Days in advance of the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, a LIBOR Lending Rate Portion). If such Notice of Conversion or Continuation is received by Bank not later than 2:00 p.m., Pacific time, on a Business Day, such day shall be treated as the first Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next Business Day. A Notice of Conversion or Continuation shall specify: (1) the proposed conversion or continuation date (which shall be a Business Day or a Business Day, as applicable); (2) the amount of the Revolving Loan to be converted or continued; (3) the nature of the proposed conversion or continuation; and (4) in the case of a conversion to or continuation of a LIBOR Lending Rate Portion, the requested Interest Period.

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(c)          Bank shall not incur any liability to Borrowers in acting upon any telephonic notice referred to above which Bank believes in good faith to have been given by an Authorized Officer of Administrative Borrower or for otherwise acting in good faith under this Section 2.6. Any Notice of Conversion or Continuation (or telephonic notice in respect thereof) shall be irrevocable and Borrowers shall be bound to convert or continue in accordance therewith.

2.7           LIBOR Costs.

(a)          Borrowers shall reimburse Bank for any increase in Bank’s costs (which shall include, but not be limited to, taxes, other than Excluded Taxes, or any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain outstanding the principal amount of the Loans) incurred by it directly or indirectly resulting from the making of any LIBOR Lending Rate Portion due to: (a) the modification, adoption, or enactment of any law, rule, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (b) the modification or new application of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (c) compliance by Bank with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority which becomes effective after the date hereof; (d) violations by Borrowers of the terms of this Agreement; or (e) any prepayment of a LIBOR Lending Rate Portion at any time prior to the end of the applicable Interest Period, including pursuant to Section 8.2.

(b)          The amount of such costs, losses, or expenses shall be determined solely by Bank based upon the assumption that Bank funded one hundred percent (100%) of each LIBOR Lending Rate Portion in the LIBOR market. In attributing Bank’s general costs relating to its eurocurrency operations to any transaction under this Agreement or averaging any costs over a period of time, Bank may use any reasonable attribution or averaging methods which it deems appropriate and practical. Bank shall notify Borrowers of the amount due Bank pursuant to this Section 2.7 in respect of any LIBOR Lending Rate Portion as soon as practicable but in any event within forty-five (45) days after the last day of the Interest Period of such LIBOR Lending Rate Portion, and Borrowers shall pay to Bank the amount due within fifteen (15) days of its receipt of such notice. A certificate as to the amounts payable pursuant to the foregoing sentence together with whatever detail is reasonably available to Bank shall be submitted by Bank to Administrative Borrower. Such determination shall, if not objected to within thirty (30) days, be conclusive and binding upon Borrowers in the absence of manifest error. If Bank claims increased costs, loss, or expenses pursuant to this Section 2.7, then Bank, if requested by Borrowers, shall use reasonable efforts to take such steps that Borrowers reasonably request, including designating different Lending Offices, as would eliminate or reduce the amount of such increased costs, losses, or expenses, so long as taking such steps would not, in the reasonable judgment of Bank, otherwise be disadvantageous to Bank. Any recovery by Bank or its Lending Office of amounts previously borne by Borrowers pursuant to this Section 2.7 shall be promptly remitted, without interest (unless Bank received interest on such recovered amounts), to Borrowers by Bank.

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2.8           Illegality; Impossibility. Notwithstanding anything herein to the contrary, if Bank determines (which determination shall be conclusive absent manifest error) that any law, rule, regulation, treaty or directive, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank (or its Lending Office) to fund or maintain a LIBOR Lending Rate Portion in the LIBOR market or to continue such funding or maintaining, then Bank shall give notice of such circumstances to Borrowers and (a) in the case of each and every LIBOR Lending Rate Portion which is outstanding, Borrowers shall, if requested by Bank, prepay such LIBOR Lending Rate Portion(s) on or before the date specified in such request, together with interest accrued thereon, and the date so specified shall be deemed to be the last day of the Interest Period of that LIBOR Lending Rate Portion, and concurrent with any such prepayment, Bank shall make a Prime Lending Rate Portion to Borrowers in the principal amount equal to the principal amount of the LIBOR Lending Rate Portions so prepaid, and (b) Bank shall not be obligated to make any further LIBOR Lending Rate Portions until Bank determines that it would no longer be unlawful or impossible to do so.

2.9           Inability to Determine Rates. Notwithstanding anything herein to the contrary, if Bank determines (which determination shall be conclusive absent manifest error) that (a) Bank is unable to determine the LIBOR Lending Rate with respect to any Notice of Borrowing or Notice of Conversion or Continuation selecting the LIBOR Lending Rate because quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relative maturities or (b) the LIBOR Lending Rate will not adequately reflect the cost to Bank of making or funding LIBOR Lending Rate Portions, then (i) the right of Borrowers to select the LIBOR Lending Rate shall be suspended until Bank notifies Borrowers that the circumstances causing such suspension no longer exist, and (ii) Borrowers shall repay in full the then outstanding principal balance of all LIBOR Lending Rate Portions, together with interest accrued thereon, on the last day of the Interest Period applicable to each such LIBOR Lending Rate Portion, and concurrent with any such prepayment, Bank shall make a Prime Lending Rate Portion to Borrowers in the principal amount equal to the principal amount of the LIBOR Lending Rate Portions so repaid.

2.10         Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation or guideline, or the interpretation or application thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except Excluded Taxes), reserve requirements, capital adequacy requirements or other obligations which would (a) increase the cost to Bank for extending or maintaining the credit facilities to which this Agreement relates, (b) reduce the amounts payable to Bank under this Agreement or any Loan Documents, or (c) reduce the rate of return on Bank’s capital as a consequence of Bank’s obligations with respect the credit facilities to which this Agreement relates, then Borrowers shall pay to Bank such additional amounts as will compensate Bank therefore, within fifteen (15) days after Bank’s written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error.

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2.11         Notes; Statements of Obligations.

(a)          The Revolving Loans and Borrowers’ obligation to repay the same shall be evidenced by the Revolving Loans Note, this Agreement and the books and records of Bank.

(b)          Bank shall render monthly statements of the Loans to Borrowers, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrowers and Bank, absent manifest error, unless, within thirty (30) days after receipt thereof by Borrowers, Borrowers deliver to Bank, at the address specified in Section 10.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

2.12         Holidays. Any principal or interest in respect of the Loans (other than in respect of a LIBOR Lending Rate Portion) which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 2.12.

2.13         Time and Place of Payments.

(a)          All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Pacific time, on the day of payment, by wire transfer pursuant to the following wire transfer instructions, or such other instructions as Bank may from time to time specify by notice to Administrative Borrower:

Bank Name: Wells Fargo Bank, N.A.
ABA Routing No.: 121000248
Account Name: Wells Fargo Global Banking
Account Number: 00152864050720
Reference Jakks Pacific, Inc.
Attn: Vessi Kapoulian

(b)          Borrowers hereby authorize Bank to charge Borrowers’ Account, or any other demand deposit account maintained by Borrowers with Bank, for the amount of any payment due or past due hereunder or under any Loan Document, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable in cash by Borrowers.

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(c)          In addition, Borrowers hereby authorize Bank at Bank’s option, without prior notice to Borrowers, to advance a Revolving Loan as a Prime Lending Rate Portion for any payment due or past due hereunder, including principal and interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such Revolving Loan to Bank for application toward such due or past due payment.

2.14         Reserved.

2.15         Fees.

(a)          Borrowers shall pay to Bank a fee (the “Commitment Fee”) in the amount of $187,500, which fee shall be non-refundable, fully-earned and due and payable on the Closing Date.

(b)          Borrowers shall pay to Bank on a quarterly basis an unused revolving credit commitment fee (the “Unused Revolving Credit Commitment Fee”) in an aggregate amount equal to the Applicable Percentage times the difference of the Revolving Credit Commitment minus the sum of (i) the average daily outstanding Revolving Loans during the prior quarter plus (ii) the average daily Letter of Credit Usage during the prior quarter. The Unused Revolving Credit Commitment Fee shall begin to accrue on the Closing Date and shall be due and payable, in arrears, on the last Business Day of each and every December, March, June and September, and the Revolving Loans Maturity Date. The Unused Revolving Credit Commitment Fee shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed.

ARTICLE III

LETTERS OF CREDIT

3.1           Letters of Credit.

(a)          Provided that no Event of Default or Default is continuing and subject to the other terms and conditions hereof, Bank agrees to issue letters of credit (“Letters of Credit”) for the account of Borrowers in such form as may be approved from time to time by Bank, subject to the following limitations:

(i)          The face amount of the Letter of Credit requested if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans plus the Letter of Credit Usage to exceed the Borrowing Base;

(ii)         The face amount of the Letter of Credit requested if and when issued must not cause the Letter of Credit Usage to exceed the Letter of Credit Sublimit;

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(iii)        The face amount of the Letter of Credit requested for which Parent is the applicant, if and when issued, must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans made to or for the benefit of Parent, plus the Letter of Credit Usage with respect to Letters of Credit for which Parent is the applicant, to exceed the Parent Sublimit;

(iv)        The face amount of the Letter of Credit requested for which any Subsidiary Borrower is the applicant, if and when issued, must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans made to or for the benefit of such Subsidiary Borrower, plus the Letter of Credit Usage with respect to Letters of Credit for which such Subsidiary Borrower is the applicant, to exceed the Subsidiary Borrower Sublimit;

(v)         the Letter of Credit may not have an expiry date or draw period which extends beyond the earlier to occur of (x) ten (10) days prior to the Revolving Loans Maturity Date, or (y) 365 days after the date of issuance for standby Letters of Credit, or (z) 180 days for documentary Letters of Credit; and

(vi)        The conditions specified in Section 4.2 shall have been satisfied on the date of issuance of such Letter of Credit.

(b)          Each Letter of Credit shall (i) be denominated in Dollars, and (ii) be a standby or documentary letter of credit issued to support obligations of a Borrower or any Subsidiary, contingent or otherwise, to finance the working capital and business needs of such Borrower or such Subsidiary in the ordinary course of business.

(c)          Each Letter of Credit shall be subject to the Uniform Customs or the ISP, as determined by Bank, in its Permitted Discretion, and, to the extent not inconsistent therewith, the laws of the State of California.

(d)          Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause Bank to exceed any limits imposed by its organizational or governing documents or by any applicable law, rule, regulation or treaty or determination of an arbitrator or a court or other governmental authority to which Bank is subject.

(e)          Each drawing under any Letter of Credit shall constitute a request by Borrowers to Bank for a Borrowing of a Revolving Loan as a Prime Lending Rate Portion. The date of such drawing shall be deemed the date on which such Borrowing is made.

3.2           Procedure for Issuance of Letters of Credit. Borrowers may request that Bank issue a Letter of Credit at any time prior to the date that is thirty (30) days prior to the Revolving Loans Maturity Date by delivering to Bank a Letter of Credit Application at its address for notices specified herein therefor, completed to the reasonable satisfaction of Bank, together with such other certificates, documents and other papers and information as Bank may reasonably request. Upon receipt of any Letter of Credit Application, Bank will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank and Borrowers. Bank shall furnish a copy of such Letter of Credit to Borrowers promptly following the issuance thereof.

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3.3           Fees, Commissions and Other Charges.

(a)          With respect to each and every standby Letter of Credit, Borrowers shall pay to Bank a fee in an amount equal to the face amount of such standby Letter of Credit times the Applicable Percentage per annum, pro-rated for the tenor of such standby Letter of Credit on the basis of a year of 360 days (the “Standby Letter of Credit Fee”). The Standby Letter of Credit Fee shall be due and payable upon issuance of the applicable standby Letter of Credit, and if applicable, upon each renewal thereof.

(b)          With respect to each and every documentary Letter of Credit, Borrowers shall pay to Bank a fee in an amount equal to the greater of (i) the product of (x) the face amount of such documentary Letter of Credit times (y) 0.125%, or (ii) $125, pro-rated for the tenor of such documentary Letter of Credit on the basis of a year of 360 days (the “Documentary Letter of Credit Fee”). The Documentary Letter of Credit Fee shall be due and payable upon issuance of the applicable documentary Letter of Credit, and if applicable, upon each renewal thereof.

(c)          In addition to the foregoing, Borrowers shall pay or reimburse Bank for such normal and customary costs and expenses as are reasonably incurred or charged by Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           Outstanding Letters of Credit Following Event of Default; Outstanding Letters of Credit Following the Revolving Loans Maturity Date.

(a)          With respect to all Letters of Credit outstanding upon the occurrence of an Default or Event of Default, Borrowers shall either replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or provide Bank, as security for such Letters of Credit, with (i) a cash collateral deposit in an amount equal to one hundred and five percent (105%) of the Letter of Credit Usage, or (ii) an Acceptable Letter of Credit, in either case for so long as such Letters of Credit remain outstanding during the continuance of such Default or Event of Default.

(b)          With respect to all Letters of Credit outstanding on the Revolving Loans Maturity Date, Borrowers shall either replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or provide Bank, as security for such Letters of Credit, with (i) a cash collateral deposit maintained at Bank in an amount equal to one hundred and five percent (105%) of the Letter of Credit Usage, or (ii) an Acceptable Letter of Credit, in either case until such time as no Letters of Credit remain outstanding, all draw periods with respect to all Letters of Credit have expired, and all Reimbursement Obligations with respect thereto have been paid in full in cash.

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(c)          Borrowers hereby grant to Bank a security interest in such cash collateral to secure all Obligations of Borrowers under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by Bank to the payment of drafts drawn under such Letters of Credit and the payment of customary costs and expenses charged or incurred by Bank in connection therewith, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations have been paid in full in cash and all other Obligations have been paid in full in cash, and the obligations of Bank hereunder have terminated, the balance, if any, in such cash collateral account shall be returned to Borrowers. Borrowers shall execute and deliver to Bank such further documents and instruments as Bank may request to evidence the creation and perfection of the within security interest in such cash collateral account.

3.5           Conflicting Terms. In the event of any conflict between the terms of this Article III, on the one hand, and the terms of the Commercial Letter of Credit Agreement, the Standby Letter of Credit Agreement, or any Letter of Credit Application, on the other hand, the terms of the Commercial Letter of Credit Agreement, the Standby Letter of Credit Agreement, or such Letter of Credit Application, as applicable, shall govern and control any such conflict.

ARTICLE IV

CONDITIONS PRECEDENT

4.1           Conditions to Initial Loans or Letter of Credit. Bank’s obligation to make the initial Loans and Bank’s obligations to issue the initial Letter of Credit is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank and its counsel:

(a)          Receipt by Bank of this Agreement and each of the Loan Documents, all duly executed by the Loan Parties and/or the other Persons party thereto.

(b)          Receipt by Bank of duly executed favorable opinions of Borrowers’ domestic and Canadian counsel, and Bank’s Canadian and Hong Kong counsel;

(c)          With respect to each Loan Party, receipt by Bank of a Certificate of the Secretary of such Loan Party, dated as of the Closing Date, certifying (i) the By-Laws of such Loan Party and all amendments thereto as being true and correct and in full force and effect; and (ii) the resolutions of the Board of Directors of such Loan Party as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Authorized Officers of such Loan Party to execute the same on behalf of such Loan Party;

(d)          With respect to each Borrower, receipt by Bank of a certificate of status and good standing for such Borrower, dated a recent date prior to the Closing Date, showing that such Borrower is in good standing under the laws of the state of its organization;

(e)          With respect to each Borrower, receipt by Bank of certificates of foreign qualification and good standing for such Borrower, dated a recent date prior to the Closing Date, showing that such Borrower is in good standing under the laws of each state where by the nature of its business it is required to be so qualified;

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(f)          receipt by Bank of a certificate signed by the Chief Executive Officer and Chief Financial Officer of each Borrower, dated as of the Closing Date, certifying that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, such Borrower is and will be Solvent; (ii) the representations and warranties of such Borrower contained in this Agreement and the Loan Documents are true and correct, and (iii)  both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default or Default is continuing or shall occur;

(g)          completion by Bank of its due diligence requirements with respect to Loan Parties, including audits, financial and legal survey, and Bank shall be satisfied with the results thereof,

(h)          receipt by Bank of UCC, PPSA and other public record searches with respect to Loan Parties, in each case satisfactory to Bank;

(i)          receipt by Bank of the original certificates evidencing 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of JAKKS Hong Kong;

(j)          receipt by Bank of (i) the Commitment Fee, and (ii) all Expenses owing on the Closing Date;

(k)          no Material Adverse Effect shall have occurred, as determined by Bank in its Permitted Discretion;

(l)          receipt by Bank of such other documents, instruments and agreements as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith; and

(m)          the Closing Date shall have occurred on or before September 28, 2012.

4.2           Conditions to all Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans to Borrowers (including the initial Loans), and Bank’s obligation to issue any Letters of Credit (including the initial Letter of Credit), is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank:

(a)          (i) in the case of a Borrowing, receipt by Bank of a Notice of Borrowing as required by Section 2.5(b) and, in the case of the initial Loans, written disbursement instructions to Bank consistent with Section 7.1, and (ii) in the case of a Letter of Credit, receipt by Bank of a Letter of Credit Application and the other papers and information required under Section 3.2;

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(b)          the fact that, immediately before and after such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Default shall have occurred or be continuing; and

(c)          the fact that the representations and warranties of Loan Parties contained in this Agreement and the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be, except to the extent that any such representation or warranty expressly relates to an earlier date.

4.3           Conditions Subsequent to all Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans to Borrowers, and Bank’s obligation to issue any Letters of Credit, is further subject to and contingent upon the fulfillment of the following conditions subsequent to the satisfaction of Bank:

(a)          On or before November 27, 2012, Borrowers shall delivered to Bank a Collateral Access Agreement with respect to Borrowers’ location at 21733-21749 Baker Parkway, City of Industry, CA, duly executed and in form and substance satisfactory to Bank; and

(b)          On or before November 27, 2012, Bank shall have received satisfactory evidence that all security agreements filed against any of any Borrower’s Intellectual Property in the United States Copyright Office and the United States Patent and Trademark Office have been terminated, reconveyed and released, except with respect to Permitted Liens; and

(c)          On or before November 27, 2012, Bank shall have received copies of insurance binders or insurance certificates evidencing Borrowers’ having caused to be obtained insurance in accordance with Section 6.5, including the lender’s loss payee endorsements required by such Section.

(d)          On or before October 7, 2012, Bank shall have received evidence that Jakks Canada has filed the necessary filings with the province of Ontario, Canada to become registered to conduct business in such province.

In the event that Borrowers shall fail to fulfill any or all of the conditions subsequent set forth in this Section 4.3 on or before the dates indicated above to the satisfaction of Bank, in its sole and absolute discretion, each such failure shall constitute a separate and independent Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to Bank to enter into this Agreement and to make Loans and/or issue any Letters of Credit, each Borrower represents and warrants to Bank that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:

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5.1           Legal Status. Each Loan Party is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.

5.2           No Violation; Compliance. The execution, delivery and performance by each Loan Party of this Agreement and the Loan Documents to which such Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s powers, are not in conflict with the terms of the Governing Documents of such Loan Party, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on any Loan Party which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents to which such Loan Party is a party.

5.3           Authorization; Enforceability. Each Loan Party has taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of this Agreement and the Loan Documents to which such Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof by each Loan Party, this Agreement and the Loan Documents to which such Loan Party is a party will constitute legal, valid and binding agreements and obligations of each such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

5.4           Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Loan Documents. All requisite Governmental Authorities and third Persons have approved or consented to the transactions contemplated by this Agreement and the Loan Documents to the extent the failure to obtain such approval or consent would reasonably be likely to have a Material Adverse Effect, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by this Agreement and the Loan Documents.

5.5           Liens. Each Loan Party has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.

5.6           Debt. No Loan Party has any Debt other than Permitted Debt.

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5.7           Litigation. Except as set forth in Schedule 5.7,and except for any suit, proceeding, claim or dispute where the amount in controversy is equal to or less than $1,000,000 over the limit of Borrowers’ insurance coverage, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrowers, threatened in writing, against or affecting any Loan Party or any of any Loan Party’s Assets which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.

5.8           No Default. No Event of Default or Default has occurred and is continuing or would result from the incurring of obligations by any Loan Party under this Agreement or the Loan Documents.

5.9           Ownership of Parent; Subsidiaries.

(a)          Set forth on Schedule 5.9(a) is a complete and accurate list showing the number of shares of each class of Capital Stock of Parent authorized, the number outstanding on the Closing Date, the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by each Owner of Parent (except for any such Capital Stock that are publicly-traded). Except as set forth on Schedule 5.9(a), all of the outstanding Capital Stock of Parent have been validly issued, are fully paid and non-assessable, and are owned by the Owner indicated on Schedule 5.9(a), free and clear of all Liens, options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 5.9(a), as of the Closing Date neither Parent nor any Owner of Parent is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Capital Stock of Parent.

(b)          Set forth on Schedule 5.9(b) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of Parent and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Capital Stock authorized (if applicable), the number outstanding on the Closing Date, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by its Owner(s). Except as set forth on Schedule 5.9(b), as of the Closing Date all of the outstanding Capital Stock of each Subsidiary of Parent owned (directly or indirectly) by Parent have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by Parent or a Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 5.9(b), as of the Closing Date neither Parent nor any such Subsidiary of Parent is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Capital Stock of any such Subsidiary, other than the Loan Documents. Neither Parent nor any Subsidiary of Parent owns or holds, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Permitted Investments.

5.10         Taxes. All tax returns required to be filed by each Loan Party in any jurisdiction have in fact been filed, except for such tax returns where the failure to file would not reasonably be expected to have a Material Adverse Effect. All material taxes, assessments, fees and other governmental charges upon each Loan Party or upon any of their Assets, income or franchises, which are due and payable have been paid, other than such taxes, assessments, fees and other governmental charges being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture. The provisions for taxes on the books of each Loan Party are adequate for all open years, and for each Loan Party’s current fiscal period.

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5.11         Correctness of Financial Statements; No Material Adverse Change. Parent’s audited Consolidated and Consolidating Financial Statement as of the Fiscal Year ended December 31, 2011, and Parent’s internally-prepared Consolidated Financial Statements for the Fiscal Quarter ended June 30, 2012, and all other information and data furnished in writing by Parent to Bank in connection therewith, taken as a whole, are complete and correct in all material respects, and accurately and fairly present in all material respects the financial condition and results of operations of Parent and its Subsidiaries as of their respective dates. Any forecasts of future financial performance delivered by Parent to Bank have been made in good faith and are based on reasonable assumptions and investigations by Parent. Said Financial Statements have been prepared in accordance with GAAP, except as otherwise expressly noted therein. Since the date of such Financial Statements, there has been no change in any Loan Party’s financial condition or results of operations, individually or taken as a whole, sufficient to have a Material Adverse Effect. No Loan Party has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data, other than contingent Debt owing by Parent to Licensors under all License Agreement Guarantees, and other contingent liabilities disclosed in Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC.

5.12         ERISA. Neither Parent nor any member of the ERISA Group maintains or contributes to any Plan or Multiemployer Plan, other than those listed on Schedule 5.12. Parent and each member of the ERISA Group have satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Effect. None of Parent, any member of the ERISA Group, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (other than to make regularly scheduled required contributions and to pay Plan benefits in the normal course) under any applicable law, treaty, rule, regulation, or agreement. Neither Parent nor any member of the ERISA Group is required to provide security to any Plan under Section 401(a)(29) of the Internal Revenue Code. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

5.13         Full Disclosure. All information furnished in writing by or on behalf of any Loan Party and delivered to Bank in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (such information taken as a whole) does not, as of the time of delivery of such information, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

5.14         Other Obligations. No Loan Party is in default on any (i) material Debt or (ii) other lease, commitment, contract, instrument or obligation which is material to the operation of its business, other than defaults which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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5.15         Investment Company Act. No Loan Party is an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

5.16         Patents, Trademarks, Copyrights, and Intellectual Property. Except as set forth in Schedule 5.7, each Loan Party has all necessary patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting, other than patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises, the absence of which, and conflicts and imperfections in validity or subsistence, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of any Loan Party. Except as set forth in Schedule 5.7, no Loan Party has been charged or, to Borrowers’ Knowledge, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person, which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.17         Environmental Condition. Except as set forth in Schedule 5.17, to Borrowers’ Knowledge, (i) none of any Borrower’s Assets has ever been used by such Borrower in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, except in compliance, in all material respects, with federal, state or local environmental codes, ordinances, rules and regulations (the “Environmental Laws”); (ii) none of any Borrower’s Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by any Borrower; and (iv) no Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.18         Solvency. Each Loan Party is Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.19         Disclosure. Each Loan Party has disclosed to Bank all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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5.20         Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Borrower pending or, to the Knowledge of Borrowers, threatened. The hours worked by and payments made to employees of the Borrowers comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters. No Borrower has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Borrower, or for which any claim may be made against any Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Borrower. Except as set forth on Schedule 5.20, no Borrower is a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to Borrowers’ Knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Borrower has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Borrower pending or, to the Knowledge of Borrowers, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Borrower, which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.

5.21         Deposit Accounts. Schedule 5.21 attached hereto is a list of all Deposit Accounts maintained by the Borrowers, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; and (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository.

5.22         Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Borrower or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23         Customer and Trade Relations. There exists no actual or, to the Knowledge of Borrowers, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower with any supplier material to its operations which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.24         Material Contracts. Schedule 5.24 attached hereto sets forth all Material Contracts to which any Borrower is a party or is bound. The Borrowers are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

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5.25         Casualty. Neither the businesses nor the Assets of any Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.26         Eligible Accounts. Each Account included in the Borrowing Base is an “Eligible Account” or a “Credit Enhanced Eligible Account”, as defined herein, and conforms to the definitions thereof.

5.27         Eligible Inventory. All Inventory included in the Borrowing Base constitutes “Eligible Inventory” or “Eligible In-Transit Inventory” as defined herein, and conforms to the definitions thereof.

5.28         OFAC. No Borrower (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of the Borrowers, associated with any such Person in any manner violative of such Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.29         Patriot Act. Each Borrower is in compliance with the Patriot Act. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full of the Obligations, all of Bank’s obligations hereunder have been terminated and no Letters of Credit are outstanding (other than Letters of Credit for which Borrowers have provided Bank with either (i) a cash collateral deposit in an amount equal to 105% of the Letter of Credit Usage or (ii) an Acceptable Letter of Credit), Borrowers shall:

6.1           Punctual Payments. Punctually pay the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.

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6.2           Books and Records; Collateral Audits; Appraisals.

(a)          Permit any officer, employee or agent of Bank, at any time and from time to time, to inspect, audit and examine Borrowers’ and the Subsidiaries’ books and records, and to make copies of the same. Bank (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to audit the Accounts and appraise the Inventory in order to verify Borrowers’ financial condition and/or the amount, quality, value, condition of, or any other matter relating to, the Accounts and the Inventory. In connection therewith, Borrowers shall pay to Bank, for its own account, Bank’s usual and customary audit fee (“Audit Fee”) for each audit and appraisal fee (“Appraisal Fee”) for each appraisal, plus all Expenses in connection therewith, payable upon demand.

(b)          (i) Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with GAAP (or, with respect to jurisdictions outside of the U.S., in accordance with the local generally accepted accounting practices and principles); (ii) maintain, at all times, at a location in the United States that is subject to a Collateral Access Agreement, true, correct, and current copies of the general ledger for the financial transactions of JAKKS Hong Kong, JAKKS Canada, and each other Foreign Subsidiary, and (iii) upon the reasonable request of Bank, shall cause copies of the books and records of JAKKS Hong Kong and JAKKS Canada that substantiate the transactions recorded in such general ledger to be located at a location in the United States that is subject to a Collateral Access Agreement.

6.3           Collateral Reporting and Financial Statements. Deliver to Bank the following, all in form and detail reasonably satisfactory to Bank:

(a)          (1) as soon as available but not later than 30 days after the end of each Fiscal Month (provided that none of the following reports will be required with respect to August 2012), (i) a report of all sales, (ii)  an Inventory status report, (iii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Bank, (iv) a listing of all Accounts that have been purchased by Parent under a Factoring Agreement, (v) a summary aging, by vendor, of each Borrower’s accounts payable and any book overdraft, and (vi) a Borrowing Base Certificate, and (2) 30 days after each June 30 and December 31, a detailed list of each Borrowers’ customers;

(b)          as soon as available but not later than 45 days after the end of each Fiscal Quarter, (i) a Consolidated and consolidating internally prepared Financial Statement for Parent and the Subsidiaries which shall include Parent’s and the Subsidiaries’ Consolidated and consolidating balance sheet as of the close of such period, and Parent’s and the Subsidiaries’ Consolidated and consolidating statement of income and retained earnings and statement of cash flow for such period and year to date, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the Chief Financial Officer of Parent, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Parent’s and its Subsidiaries’ financial condition and results of operations for such period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, (ii) a detailed listing of all contingent Debt owing by Parent to Licensors under all License Agreement Guarantees, and any and all other contingent liabilities incurred by any of the Loan Parties disclosed in Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC, and (iii) an updated listing of all rights each Borrower has obtained to any new patentable inventions, trademarks, servicemarks, copyrightable works or other new Intellectual Property;

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(c)          as soon as available but not later than 45 days after the end of each Fiscal Quarter, a Compliance Certificate from the Chief Financial Officer of Parent, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her Knowledge after due and diligent inquiry there exists no Event of Default or Default, and containing the calculations and other details necessary to demonstrate compliance with Sections 7.12 and 7.15;

(d)          as soon as available but not later than 90 days after the end of each Fiscal Year, a complete copy of Parent’s and the Subsidiaries’ Consolidated and consolidating audited Financial Statement, which shall include at least Parent’s and the Subsidiaries’ balance sheet as of the close of such Fiscal Year, and Parent’s and the Subsidiaries’ statement of income and retained earnings and statement of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualifications or exceptions as to the scope of such audit, and (ii) a certificate of such Registered Public Accounting Firm certifying such Financial Statements and stating that in making the examination necessary for their certification of such Financial Statements, such Registered Public Accounting Firm has not obtained any knowledge of the existence of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(e)          as soon as available but not later than 90 days after the end of each Fiscal Year, a Compliance Certificate from the Chief Financial Officer of Parent, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her Knowledge after due and diligent inquiry there exists no Event of Default or Default, and containing the calculations and other details necessary to demonstrate compliance with Sections 7.12 and 7.15;

(f)          as soon as available but not later than 30 days after the end of each Fiscal Year, (i) Parent’s Consolidated and consolidating quarterly projections, and (ii) an annual operating budget; in each case for such Fiscal Year;

(g)          promptly upon receipt by Parent, copies of any and all reports and management letters submitted to Parent or any Subsidiary by any certified public accountant in connection with any examination of Parent’s or any Subsidiary’s financial records made by such accountant; and

(h)          from time to time, operating statistics, operating plans and any other information as Bank may reasonably request, promptly upon such request.

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Notwithstanding the foregoing, the obligations in Sections 6.3(b) and 6.3(d) shall be deemed satisfied with respect to the Consolidated financial statements of Borrower and the Subsidiaries by delivering Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.3(d), such materials are accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualifications or exceptions as to the scope of such audit. Bank agrees that any Form 10-K or 10-Q filed with the SEC pursuant to its EDGAR system or any successor thereto shall constitute delivery of such Form 10-K or 10-Q to Bank.

6.4           Existence; Preservation of Licenses; Compliance with Law. Except as otherwise permitted by Section 7.4(a) or (b), preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its governmental licenses, permits, governmental approvals, rights, privileges and franchises required for its operations except where the failure to so preserve would not reasonably be expected to have a Material Adverse Effect; and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all Applicable Laws of any Governmental Authority having authority or jurisdiction over it except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, governmental licenses, permits, governmental approvals, rights, privileges and franchises except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

6.5           Insurance.

(a)          Subject to Section 4.3(c), maintain, at Borrowers’ expense, and cause each Subsidiary to maintain at its expense, insurance respecting its Assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain, and cause each Subsidiary to maintain, business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Bank. Borrowers shall deliver copies of all such policies or certificates thereof to Bank with a satisfactory lender’s loss payable endorsement naming Bank as sole loss payee or, in the case of equipment or real estate which is subject to a Purchase Money Lien, an additional insured, and shall contain a waiver of warranties. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever, and the insurer’s agreement that any loss payable thereunder shall be payable notwithstanding any act or negligence of the insured or Bank which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

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(b)          Original policies or certificates thereof satisfactory to Bank evidencing such insurance shall be delivered to Bank at least 30 days prior to the expiration of the existing or preceding policies. Borrowers shall give Bank prompt notice of any loss covered by such insurance. Upon the occurrence and during the continuation of an Event of Default, Bank shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments. Upon the occurrence and during the continuation of an Event of Default, any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Bank to be applied at the option of Bank either to the prepayment of the Obligations or shall be disbursed to Borrowers under staged payment terms reasonably satisfactory to Bank for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Borrowers shall, concurrently with the annual Financial Statements required to be delivered by Borrowers pursuant to Section 6.3(d), deliver to Bank, as Bank may request, copies of certificates describing all insurance of Borrowers and the Subsidiaries then in effect.

6.6         Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition (normal wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained in a manner consistent with past practices and with Borrowers’ ordinary course of business.

6.7         Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, (a) any and all assessments and taxes, both real or personal and including federal and state income taxes, other than such taxes and assessments being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture, and (b) any and all other Permitted Debt.

6.8         Notice to Bank. Promptly, upon any Borrower acquiring Knowledge thereof, give written notice to Bank of:

(a)          all litigation affecting any Loan Party where the amount in controversy is in excess of $1,000,000 over the limit of Borrowers’ insurance coverage;

(b)          any dispute which may exist between any Loan Party, on the one hand, and any Governmental Authority, on the other, in respect of any matter that might reasonably be expected to cause a liability to the Borrowers in excess of $1,000,000;

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(c)          any labor controversy resulting in or threatening to result in a strike against any Loan Party;

(d)          any proposal by any Governmental Authority to acquire the Assets or business of any Loan Party, or to compete with any Loan Party;

(e)          any reportable event under Section 4043(c)(5), (6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;

(f)          any written notice of a discharge of Hazardous Materials or written environmental complaint received from any Governmental Authority or any other Person;

(g)          any material hazardous discharge from or affecting its premises not in compliance in all material respects with applicable Environmental Laws;

(h)          any Event of Default or Default; and

(i)          any other matter which has resulted or would reasonably be expected to result in a Material Adverse Effect.

6.9         Employee Benefits.

(a)          (i) Promptly, and in any event within ten (10) Business Days after any Borrower obtains Knowledge that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Effect, deliver or cause to be delivered a written statement of the Chief Financial Officer of Parent describing such ERISA Event and any action that is being taken with respect thereto by Parent or member of the ERISA Group, and any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC. Each Borrower shall (i) be deemed to know all facts known by the administrator of any Plan of which it is the plan sponsor; (ii) promptly and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, deliver or cause to be delivered a copy of each funding waiver request filed with respect to any Plan and all communications received by any Borrower, or, to the Knowledge of such Borrower, any member of the ERISA Group with respect to such request; and (iii) promptly and in any event within three (3) Business Days after receipt by any Borrower, or, to the Knowledge of Borrower, any member of the ERISA Group, of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice.

(b)          Cause to be delivered to Bank with a copy for Bank, upon Bank’s reasonable request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements of other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three (3) most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three (3) Plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by any Borrower or any member of the ERISA Group to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to any Borrower or any member of the ERISA Group regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of any Borrower under any Retiree Health Plan.

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6.10       Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the reasonable request of Bank and at Borrowers’ expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

6.11       Bank Accounts. Maintain, and cause each Subsidiary to maintain, a majority of its cash on hand and Cash Equivalent investments in deposit accounts at Bank. Notwithstanding the foregoing, the Foreign Subsidiaries shall be permitted to maintain cash in deposit accounts other than at Bank.

6.12       Environment. Be and remain, and cause each Subsidiary and each operator of any of any Borrower’s or any Subsidiary’s Assets to be and remain, in compliance in all material respects with the provisions of all applicable Environmental Laws; promptly contain or remove any discharge of Hazardous Materials from or affecting its premises not in compliance in all material respects with applicable Environmental Laws, to the extent required by applicable Environmental Laws; promptly pay any fine or penalty assessed in connection therewith other than such fines or penalties being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture; permit Bank to inspect the premises and to inspect all books, correspondence, and records pertaining thereto; and at Bank’s reasonable request (i.e., there is a reasonable, credible basis for believing that there is a condition posing an environmental hazard), and at Borrowers’ expense, provide a report of a qualified environmental engineer, reasonably satisfactory in scope, form and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.

6.13       Additional Collateral. With respect to any Assets (or any interest therein) acquired after the Closing Date by any Borrower that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof): (i) execute and deliver to Bank such amendments to the relevant Loan Documents or such other documents as Bank shall deem necessary or advisable to grant to Bank a Lien on such Assets (or such interest therein), (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by Bank, and (iii)  if reasonably requested by Bank, deliver to Bank evidence of insurance as required by Section 6.5.

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6.14       Additional Borrowers or Guarantors. Cause each and every now existing and hereafter acquired or formed Domestic Subsidiary that is a Material Subsidiary, promptly and in any event no later than five (5) Business Days following such acquisition or formation, to become either a Borrower or a Guarantor, and execute and deliver to Bank (a) an Addendum if such Domestic Subsidiary will be a Borrower, or a Facility Guaranty in all other cases, and (b) a joinder to the Security Agreement.

6.15       Factoring Agreements. At all times maintain, and cause JAKKS Canada, JAKKS Hong Kong, and the JAKKS Hong Kong Subsidiaries to maintain, their respective Factoring Agreement in full force and effect, and purchase, and cause JAKKS Canada, JAKKS Hong Kong, and the JAKKS Hong Kong Subsidiaries to sell, all Accounts owing to each of them pursuant to the terms and conditions of their respective Factoring Agreement.

6.16       Customs Broker/Carrier Agreements; Collateral Access Agreements. Upon the request of Bank, deliver to Bank (a) if and to the extent that Borrowers include Eligible In-Transit Inventory in the Borrowing Base, a duly-executed Customs Broker/Carrier Agreement from each of its customs brokers, freight forwarders, consolidators and/or carriers in possession of a material portion of its Eligible In-Transit Inventory; and (b) a duly executed a Collateral Access Agreement with respect to each leased location or public warehouse of any Loan Party where any Inventory (other than immaterial Inventory) is stored or any books and records are kept.

ARTICLE VII

NEGATIVE COVENANTS

Each Borrower further covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full of the Obligations, all of Bank’s obligations hereunder have been terminated and no Letters of Credit are outstanding (other than Letters of Credit for which Borrowers have provided Bank with either (i) a cash collateral deposit in an amount equal to 105% of the Letter of Credit Usage or (ii) an Acceptable Letter of Credit), Borrowers shall not:

7.1         Use of Funds; Margin Regulation.

(a)          Use any proceeds of the Revolving Loans for any purpose other than (i) for working capital and general corporate purposes; (ii) to finance Permitted Acquisitions; and (iii) to repay certain inter-company loans in connection with any self-tender; or

(b)          Use any portion of the proceeds of the Loans in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.

7.2         Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

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7.3         Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary to sign or file, under the UCC as adopted in any jurisdiction, a financing statement which names Borrower or any Subsidiary as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.

7.4         Merger, Consolidation, Transfer of Assets. Wind up, liquidate or dissolve, reorganize, reincorporate, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so (other than any Permitted Acquisition); provided, however, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom, upon prior written notice to Bank,

(a)          any Subsidiary that is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries that are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)          any Subsidiary that is a Loan Party may merge into any Subsidiary that is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person.

7.5         Reserved.

7.6         Sales and Leasebacks. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

7.7         Dispositions. Conduct any Disposition, or permit any Subsidiary to do so, other than Permitted Dispositions.

7.8         Investments.Make, or permit any Subsidiary to make, directly or indirectly, any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, other than Permitted Investments.

7.9         Character of Business. Engage in any business activities or operations other than sales of consumer products, or permit any Subsidiary to do so.

7.10       Restricted Payments. Declare or pay any Distributions, or pay any other Restricted Payments, other than Permitted Restricted Payments, or permit any Subsidiary to do so.

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7.11       Guarantee.

(a)          Except for Permitted Debt or any Guarantee of Permitted Debt, assume, Guarantee, endorse (other than checks and drafts received by Borrower in the ordinary course of business), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, Guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

(b)          Make any payment under any Guarantee by Parent of the obligations of any of its Subsidiaries under any Permitted Acquisition unless both immediately before and immediately after giving effect thereto, on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing, or shall result therefrom.

7.12       Capital Expenditures. Make, or permit any Subsidiary to make, any Capital Expenditures in excess of $25,000,000, in the aggregate, on a Consolidated basis, in any Fiscal Year.

7.13       Transactions with Affiliates. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than (a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (b) transactions between or among the Loan Parties not otherwise prohibited hereunder or under any Loan Document, (c) the Factoring Agreements, (d) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (e) the issuance of Capital Stock in Parent to any officer, director, employee or consultant of Parent or any of its Subsidiaries, (f) the payment of (x) reasonable fees and out-of-pocket costs to directors, and (y) compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Parent or any of its Subsidiaries, (g) any issuances of securities of Parent (other than Disqualified Stock and other Capital Stock not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, severance agreements, retention plans, employment agreements, deferred compensation agreements, stock options, restricted stock agreements and stock ownership plans (in each case in respect of Capital Stock in Parent) of Parent or any of its Subsidiaries, (h) current compensation arrangements with officers, directors and employees of any Borrower, (i) any transactions with any Affiliate (including intercompany borrowings and property transfers) in the ordinary course of business and consistent with past practice, not otherwise prohibited hereunder or by any Loan Document, and (j) Borrowers’ respective obligations and duties (including the provision of services) to DreamPlay Toys LLC, Dream Play LLC and Pacific Animation Partners LLC. not otherwise prohibited hereunder or by any Loan Document.

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7.14       Stock Issuance. Issue any Disqualified Stock, or permit any Pledged Loan Party to issue any additional Capital Stock (including Disqualified Stock).

7.15       Financial Condition. Permit or suffer:

(a)          Liquidity, measured as of the end of each Fiscal Quarter, at any time to be less than $100,000,000.

(b)          the Funded Debt to Consolidated EBITDA Ratio, measured as of the end of each Fiscal Quarter, to exceed the ratio set forth in the table below opposite the applicable Fiscal Quarter end:

Fiscal Quarter Ending	Maximum Funded Debt to Consolidated EBITDA Ratio

September 30, 2012	4.00:1.0

December 31, 2012 and each Fiscal Quarter ending thereafter	3.00:1.0

(c)          Consolidated Net Profit, measured as of the end of each Fiscal Quarter for the rolling four Fiscal Quarter period ending on such date (calculated on a cumulative basis for the four Fiscal Quarter Period most recently completed), at any time to be less than $1.

7.16       Transactions Under ERISA. Directly or indirectly:

(a)          engage, or permit any member of the ERISA Group to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)          permit to exist with respect to any Plan any deficiency in the funding standard account (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

(c)          fail, or permit any member of the ERISA Group to fail, to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;

(d)          terminate, or permit any member of the ERISA Group to terminate, any Plan where such event would result in any liability of Borrower or any member of ERISA Group under Title IV of ERISA;

(e)          fail, or permit any member of the ERISA Group to fail, to make any required contribution or payment to any Multiemployer Plan;

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(f)          fail, or permit any member of the ERISA Group to fail, to pay to a Plan or Multiemployer Plan any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g)          amend, or permit any member of the ERISA Group to amend, a Plan resulting in an increase in current liability for the plan year such that a lien in favor of a Plan is imposed against Parent or any the member of the ERISA Group or Parent or a member of the ERISA Group is required to provide security to such Plan under Section 436 of the Internal Revenue Code; or

(h)          withdraw, or permit any member of the ERISA Group to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Parent, any of the Subsidiaries or any member of the ERISA Group in excess of $500,000.

7.17       OFAC. Permit or cause any of its Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise, to the Knowledge of Parent, associated with any such person in any manner violative of such Section 2 of such executive order, or (iii) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

7.18       Fiscal Year. Change its Fiscal Year.

7.19       Burdensome Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that: (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other Distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Bank; or (b) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.1         Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder:

(a)          Borrowers fail to pay (i) any payment of principal when due hereunder or under any Loan Document, or (ii) any interest due on the Loans, the Fees, any Expenses, or any other amount payable hereunder or under any Loan Document, within five (5) Business Days of the due date;

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(b)          Borrowers fail to observe or perform any of the covenants and agreements set forth in Section 6.2(a) or 6.3, or any Section within Article VII; or Borrowers fail to observe or perform any of the covenants and agreements set forth in Section 6.2(b) and such failure continues for fifteen (15) days after the earlier to occur of (i) Parent obtaining Knowledge of such failure or (ii) Bank’s dispatch of notice to Borrowers of such failure;

(c)          Any Loan Party fails to observe or perform any covenant or agreement set forth in this Agreement or the Loan Documents (other than those covenants and agreements described in Sections 8.1(a) and 8.1(b)), and such failure continues for thirty (30) days after the earlier to occur of (i) Parent obtaining Knowledge of such failure or (ii) Bank’s dispatch of notice to Borrowers of such failure;

(d)          Any representation, warranty or certification made by any Loan Party or any officer or employee of any Loan Party in this Agreement or any Loan Document, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been misleading or untrue in any material respect when made or if any such representation, warranty or certification is withdrawn;

(e)          Any Loan Party fails to pay when due (or beyond any applicable cure period) any payment in respect of its Debt in excess of $1,000,000, other than (i) under this Agreement, and (ii) Debt being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture;

(f)          Any event or condition occurs that: (i) results in the acceleration of the maturity of any of any Loan Party’s Debt described in Section 8.1(e); or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof;

(g)          Any Loan Party commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

(h)          An involuntary Insolvency Proceeding is commenced against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur: (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, such Loan Party; or (iv) an order for relief shall have been issued or entered therein;

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(i)          Any Loan Party suffers (i) one or more money judgments in the aggregate, in excess of $1,000,000 over applicable insurance coverage or (ii) one or more writs, warrants of attachment, or similar process involving Assets valued, in the aggregate, in excess of $1,000,000, and any of the foregoing shall continue in effect for a period of 30 days without being vacated, discharged, satisfied, stayed or bonded pending appeal;

(j)          A judgment creditor obtains possession of any of the Assets of any Loan Party, valued, in the aggregate, in excess of $1,000,000, by any means, including levy, distraint, replevin, or self-help;

(k)          Any order, judgment or decree is entered decreeing the dissolution of any Loan Party, or any individual Guarantor dies or becomes incompetent, or any Guarantor revokes or disputes the validity of, or liability under, his, her or its Facility Guaranty;

(l)          Any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct business affairs that constitute a material portion of the Consolidated business of the Loan Parties;

(m)          A notice of lien, levy or assessment is filed of record with respect to any or all of any Loan Party’s Assets valued in the aggregate in excess of $1,000,000 by any Governmental Authority, or any taxes or debts owing at any time hereafter to any Governmental Authority becomes a Lien, whether inchoate or otherwise, upon any or all of any Loan Party’s Assets valued in the aggregate in excess of $1,000,000 and the same is not paid on the payment date thereof;

(n)          Any Loan Party makes any payment on account of any Subordinate Debt except as otherwise permitted under the terms of any applicable subordination agreement;

(o)          Any reportable event, which Bank reasonably determines constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to terminate any Plan and in case of any event described in this Section 8.1(o), the aggregate amount of liability to the PBGC under Sections 4062, 4063 or 4064 of ERISA shall exceed $1,000,000;

(p)          Any Change of Control occurs;

(q)          Any of the Loan Documents fails to be in full force and effect for any reason, or Bank, fails to have a perfected, first priority Lien in and upon all of the Collateral (and such failure remains uncured five (5) Business Days after Parent’s receipt from Bank of notice of such failure; provided that no Event of Default will be deemed to have occurred if the failure to perfect such Lien is due to any act or omission on the party of Bank), or a breach, default or an event of default occurs under any Loan Document, or a breach, default or an event of default occurs under any Hedge Agreement, and any such failure, breach, default or event of default remains uncured beyond any applicable cure period; or

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(r)          Any other Material Adverse Effect occurs.

8.2         Remedies. Upon the occurrence of any Event of Default described in Section 8.1(g) or 8.1(h), the Commitments shall immediately terminate, Bank’s obligation hereunder to make Loans to Borrowers and Bank’s obligation to issue Letters of Credit shall immediately terminate, the Obligations (other than Hedge Obligations) shall become immediately due and payable without any election or action on the part of Bank without presentment, demand, protest or notice of any kind, all of which Borrowers hereby expressly waive, and Borrowers shall be required, in accordance with Section 3.7, to provide Bank with either (a) a cash collateral deposit in an amount equal to 105% of the Letter of Credit Usage, or (b) an Acceptable Letter of Credit. Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken: (i)  Bank may, without notice of its election and without demand, immediately terminate the Commitments, whereupon Bank’s obligation to make Loans to Borrowers and Bank’s obligation to issue Letters of Credit shall immediately terminate; (ii) Bank may, without notice of its election and without demand, declare the Obligations (other than Hedge Obligations) to be due and payable, whereupon the Obligations (other than Hedge Obligations) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrowers hereby expressly waive; and (iii) in accordance with Section 3.7, Bank may require Borrowers to provide Bank with either (x) a cash collateral deposit in an amount equal to 105% of the Letter of Credit Usage, or (y) an Acceptable Letter of Credit. Any demand in respect of any Hedge Obligation shall be made in accordance with the terms of the Hedge Agreement relating thereto.

8.3         Appointment of Receiver or Trustee. Each Borrower hereby irrevocably agrees that Bank, has the right under this Agreement, upon the occurrence of an Event of Default, to seek the appointment of a receiver, trustee or similar official over each Borrower to effect the transactions contemplated by this Agreement, and that Bank is entitled to seek such relief. Each Borrower hereby irrevocably agrees not to object to such appointment on any grounds.

8.4         Remedies Cumulative. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

8.5         Application of Proceeds. After the exercise of remedies provided for in Section 8.2 (or after the Obligations have automatically become immediately due and payable as set forth in Section 8.2 ), any amounts received from the Loan Parties or from the Collateral on account of the Obligations shall be applied by Bank in the following order:

First, to payment of that portion of the Obligations (excluding Obligations on account of Cash Management Services and Bank Product Obligations) constituting Fees, indemnities, Expenses and other amounts (including fees, charges and disbursements of counsel to Bank) payable to Bank;

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Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

Fourth, to Bank to cash collateralize the outstanding Letters of Credit in accordance with Section 3.7;

Fifth, to payment of all other Obligations (excluding Obligations on account of Cash Management Services and Bank Product Obligations);

Sixth, to payment of that portion of the Obligations arising from Cash Management Services;

Seventh, to payment of all Bank Product Obligations; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE IX

TAXES

9.1         Taxes on Payments. All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, levies, imposts, deductions, charges, withholdings, assessments or governmental charges, and all liabilities with respect thereto, imposed by the United States of America, any foreign government, or any political subdivision or taxing authority thereof or therein, excluding any Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, assessments, charges and liabilities being hereinafter referred to as “Taxes”). If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to Bank or its Lending Office, then Borrowers shall (i) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, and (ii) pay such Taxes to the appropriate taxing authority for the account of Bank prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, if any such penalties or interest shall become due, Borrowers shall make prompt payment thereof to the appropriate taxing authority.

9.2         Indemnification For Taxes. Borrowers shall indemnify Bank for the full amount of Taxes (including penalties, interest, expenses and Taxes arising from or with respect to any indemnification payment) arising therefrom or with respect thereto, whether or not the Taxes were correctly or legally asserted. This indemnification shall be made on demand. If any Borrower makes a payment under Section 9.1 or this Section 9.2 for account of Bank and Bank reasonably determines that it has received or been granted a credit against or relief or remission for, or repayment of, any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to Borrowers such amount as Bank shall have reasonably determined to be attributable to such deduction or withholding. The amount paid by Bank to Borrowers pursuant to the immediately preceding sentence shall not exceed: (x) in the case of a refund of cash, the amount of cash refunded to Bank with respect to such Tax; or (y) in the case of a refund taking the form of a credit against Tax, the economic benefit to Bank with respect to the amount received as credit with respect to such Tax. Each Borrower further agrees promptly to return to Bank the amount of any credit or refund actually paid to such Borrower by Bank if Bank is required to repay it.

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9.3         Evidence of Payment. Within thirty (30) days after the date of payment of any Taxes in excess of $50,000, Borrowers shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof.

ARTICLE X

MISCELLANEOUS

10.1       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof (or on any applicable Addendum) or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 10.1. Each such notice, request or other communication shall be effective (a) if delivered in person, when delivered, (b) if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 4:00 p.m., Pacific time, otherwise on the next Business Day (provided that a copy of such notice is mailed to the intended addressee by U.S. Mail, certified or registered), (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (d) if mailed, upon the third (3rd) Business Day after the date deposited into the U.S. Mail, certified or registered; provided that actual notice, however given or received, shall always be effective on receipt; provided further that notices to Bank pursuant to Article II and notices to Bank pursuant to Article III shall not be effective until received by an authorized officer of Bank. A copy of any notice sent to any Borrower will be sent to Feder Kaszovitz LLP, 845 Third Avenue, New York, New York 10022, Fax: (212) 888-7776 Attention: Geoffrey A. Bass, Esq.

10.2       No Waivers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3       Expenses; Documentary Taxes; Indemnification.

(a)          Borrowers shall pay all Expenses on demand.

(b)          Borrower shall pay all and indemnify Bank against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.

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(c)          Borrowers shall and hereby agrees to indemnify, protect, defend and hold harmless Bank and its directors, officers, agents, employees and attorneys (collectively, the “Indemnified Persons” and individually, an “Indemnified Person”) from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including reasonable attorneys’ fees and reasonable attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Bank is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrowers of the proceeds of the Loans, or (3) Bank’s entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about any Loan Party’s operations or property or property leased by any Loan Party of any material, substance or waste which is or becomes designated as Hazardous Materials; (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by any Loan Party or Bank in connection with compliance by such Loan Party with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person). If and to the extent that the obligations of Borrowers hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations to Bank which is permissible under applicable law.

(d)          To the fullest extent permitted by Law, Loan Parties shall not assert, and hereby waive, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)          Borrowers’ obligations under this Section 10.3 and under Section 9.2 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

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10.4       Amendments and Waivers. Neither this Agreement nor any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.4. Bank may from time to time, (a) enter into with Loan Parties or any other Person written amendments, supplements or modifications hereto and to the this Agreement or the Loan Documents or (b) waive, on such terms and conditions as Bank may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event Default or Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and specific purpose for which given. Any such waiver and any such amendment, supplement or modification shall be binding upon Loan Parties, Bank and all future holders of the Loans. In the case of any waiver, Loan Parties and Bank shall be restored to their former positions and rights hereunder and under the Loan Documents, and any Event of Default or Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Event of Default or Default or impair any right consequent thereon.

10.5       Successors and Assigns; Participations; Disclosure; Register.

(a)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Bank and any such prohibited assignment or transfer by any Borrower shall be void.

(b)          Bank may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrowers’ consent.

(c)          Bank may, at its own expense, assign to one or more Eligible Assignees all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents. In the event of any such assignment by Bank pursuant to this Section 10.5(c), Bank’s obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank’s assignee to the extent provided for in the document evidencing such assignment, and Bank shall give prompt notice of such assignment to Parent. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.5(c) concerning assignments of Loans and Notes relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by Bank of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(d)          Bank may at any time sell to one or more banks or other financial institutions (each a “Participant”) participating interests in the Loans, the Letters of Credit and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank’s obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrowers shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement. Each Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article IX with respect to its participating interest.

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(e)          Each Borrower authorizes Bank to disclose to any assignee under Section 10.5(c) or any Participant (either, a “Transferee”) and any prospective Transferee any and all financial information in Bank’s possession concerning Borrowers that has been delivered to Bank by any Borrower pursuant to this Agreement or which has been delivered to Bank by any Borrower in connection with Bank’s credit evaluation prior to entering into this Agreement, subject to Section 10.6.

(f)          Bank, acting solely for this purpose as an agent of Borrowers, shall maintain at its office in Los Angeles, California, a register for the recordation of the names and addresses of the lenders, and the commitments of, and principal amounts of the loans owing to, each lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers and Bank shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and lenders at any reasonable time and from time to time upon reasonable prior notice. The obligations of Borrowers under this Agreement and the Loan Documents are registered obligations and the right, title and interest of Bank and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 10.5(f) shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any other relevant or successor provisions of the IRC or such regulations).

10.6       Confidentiality. Bank agrees that material, non-public information regarding Borrowers, their operations, Assets, and existing and contemplated business plans shall be treated by Bank in a confidential manner, and shall not be disclosed by Bank to Persons who are not parties to this Agreement or used for any purpose other than as contemplated by this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Bank for use by them for a purpose as contemplated by this Agreement, provided that any such Persons shall have agreed to receive such information hereunder subject to the terms of this Section 10.6, (b) to Subsidiaries and Affiliates of Bank (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 10.6, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Parent, or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Bank’s interest under this Agreement in accordance with Section 10.5, provided that any assignee, prospective assignee, purchaser, prospective purchaser, participant or prospective participant shall have agreed to receive such information hereunder subject to the terms of this Section 10.6, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.

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10.7       Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart of this Agreement. This Agreement shall be effective when executed by each of the parties hereto. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

10.8       Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

10.9       Knowledge. For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter. Each Loan Party will be deemed to have knowledge of a particular fact or other matter if any Authorized Officer of such Loan Party has, or at any time had, knowledge of such fact or other matter. Parent will be deemed to have knowledge of a particular fact or other matter if any other Loan Party has knowledge of such fact or other matter.

10.10     Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Bank is acting. Bank hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Bank as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Bank and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Bank shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Bank to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Bank shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Bank as to the amounts that are due and owing to it and such written certification is received by Bank a reasonable period of time prior to the making of such distribution. Bank shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Bank shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Bank by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Bank) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in its capacity as Bank, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

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10.11     Additional Waivers.

(a)          Each Borrower agrees that checks and other instruments received by Bank in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Bank and each Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of the Obligations. Each Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

(b)          Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Borrower may in any way be liable.

(c)          Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Inventory or any other Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of Inventory shall be borne by Borrowers.

(d)          Each Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.

10.12     Destruction of Borrowers’ Documents. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Parent requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrowers’ expense, for their return.

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10.13    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to Bank or any Bank Product Provider of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Bank or such Bank Product Provider is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank or such Bank Product Provider is required or elects to repay or restore, and as to all reasonable costs, Expenses, and reasonable attorneys’ fees of Bank and such Bank Product Provider related thereto, the liability of each Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.14     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

(b)          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE BANK ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.14.

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(c)          EACH BORROWER AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.15     ARBITRATION.

(a)          Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)          Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)          No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

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(d)          Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)          Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)          Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)          Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)          Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

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(i)          Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)          Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

10.16       Updating Disclosure Schedules. To the extent necessary to cause the representations and warranties set forth in Article V to remain true, complete and accurate as of the Closing Date, the date of each and every Borrowing and the date of each issuance of a Letter of Credit, Borrowers shall update in writing any Schedules provided for in Article V to the extent they have Knowledge of any circumstance which may have the effect of making any representation or warranty contained in Article V untrue or incomplete in any material respect. The requirement of Borrowers to update the Schedules provided for herein shall not have the effect of a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by Bank.

10.17     Patriot Act Notification. Bank is subject to the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”) and hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses of each Borrower and other information that will allow Bank to identify Borrowers in accordance with the Patriot Act.

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ARTICLE XI

JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT

11.1       Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Bank for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrowers. Bank may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

11.2       Primary Obligation; Waiver of Marshaling. This Agreement and the Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the Loan Documents which Borrowers are a party shall be immediate and shall not be contingent upon the exercise or enforcement by Bank of whatever remedies they may have against the other Borrowers, or the enforcement of any lien or realization upon any security Bank may at any time possess. Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

11.3       Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to Bank for information, each Borrower hereby waives any and all rights it may have to require Bank to disclose to such Borrower any information which Bank may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

11.4       Continuing Liability. The liability of each Borrower under this Agreement and the Loan Documents to which Borrowers are a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness, and in connection therewith, each Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code.

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11.5       Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives:

(a)          (1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations; (3) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of Bank to ascertain the amount of the Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party; and (6) all other notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents to which Borrowers are a party) and demands to which such Borrower might otherwise be entitled.

(b)          its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Bank to institute suit against, or to exhaust any rights and remedies which Bank has or may have against, the other Borrowers or any third party, or against any collateral for the Obligations provided by the other Borrowers, or any third party. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.

(c)          (1) any rights to assert against Bank any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Bank; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of Bank’ rights or remedies against the other Borrowers; the alteration by Bank of the Obligations; any discharge of the other Borrowers’ obligations to Bank by operation of law as a result of Bank’ intervention or omission; or the acceptance by Bank of anything in partial satisfaction of the Obligations; and (4) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder.

(d)          Each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Bank including any defense based upon an election of remedies by Bank under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by Bank under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against Borrowers. Pursuant to California Civil Code Section 2856(b):

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(i)          Each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrowers by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(ii)         Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things: (1) Bank may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and (2) if Bank forecloses on any real property collateral pledged by the other Borrowers: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Bank may collect from such Borrower even if Bank, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(e)          Each Borrower hereby absolutely, unconditionally, knowingly, and expressly waives, for as long as any Obligations remain outstanding: (i) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (ii) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

(f)          WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9504, 9505, AND 9507, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

11.6       Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Bank may, by action or inaction:

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(a)          compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Borrowers or any Guarantor;

(b)          release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof; or

(c)          release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.

11.7       No Election. Bank shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Bank to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Bank’ right to proceed in any other form of action or proceeding or against other parties unless Bank has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Bank under this Agreement and the Loan Documents shall serve to diminish the liability of any Borrower under this Agreement and the Loan Documents to which Borrowers are a party except to the extent that Bank finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

11.8       Indefeasible Payment. The Obligations shall not be considered indefeasibly paid unless and until all payments to Bank are no longer subject to any right on the part of any Person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code, or otherwise) of any Borrower’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Bank shall have no obligation whatsoever to transfer or assign its interest in this Agreement and the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Bank is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and any Borrower shall be liable for the full amount Bank is required to repay plus any and all costs and expenses (including reasonable attorneys’ fees and attorneys’ fees incurred in proceedings brought under the Bankruptcy Code) paid by Bank in connection therewith.

11.9       Single Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Loans and Borrowings, Bank has agreed, in lieu of maintaining separate loan accounts on Bank’s books in the name of each of the Borrowers, that Bank may maintain a single loan account under the name of all Borrowers (the “Loan Account”). All Loans shall be made jointly and severally to Borrowers and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Loan Account shall be credited with all repayments of Obligations received by Bank, on behalf of Borrowers, from any Borrower pursuant to the terms of this Agreement.

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11.10    Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that Bank shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Loans or any Borrowings, or (b) any of the expenses and other items charged to the Loan Account pursuant to this Agreement. The Loans and all such Borrowings and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Loan Account.

11.11     Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Bank with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Bank shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Bank to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Bank, and hold Bank harmless against, any and all liability, expense, loss or claim of damage, or injury, made against Bank by any Borrower or by any third Person whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of Borrowers as herein provided, (b) Bank’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by Bank hereunder or under the other Loan Documents, except that Borrowers will have no liability to Bank under this Section 11.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address for notices:	JAKKS PACIFIC, INC.,
JAKKS Pacific, Inc.	a Delaware corporation
22619 Pacific Coast Highway
Malibu, CA 90265	By
Attn: Chief Financial Officer	Name:
Telephone: (310) 455-6210	Title:
Facsimile: (310) 455-6352

Address for notices:	CREATIVE DESIGNS INTERNATIONAL, LTD.,
c/o JAKKS Pacific, Inc.	a Delaware corporation
22619 Pacific Coast Highway
Malibu, CA 90265
Attn: Chief Financial Officer	By
Telephone: (310) 455-6210	Name:
Facsimile: (310) 455-6352	Title:

Address for notices:	DISGUISE, INC.,
c/o JAKKS Pacific, Inc.	a Delaware corporation
22619 Pacific Coast Highway
Malibu, CA 90265	By
Attn: Chief Financial Officer	Name:
Telephone: (310) 455-6210	Title:
Facsimile: (310) 455-6352

Address for notices:	JAKKS SALES CORPORATION,
c/o JAKKS Pacific, Inc.	a Delaware corporation
22619 Pacific Coast Highway
Malibu, CA 90265	By
Attn: Chief Financial Officer	Name:
Telephone: (310) 455-6210	Title:
Facsimile: (310) 455-6352

Address for notices:	MAUI, INC.,
c/o JAKKS Pacific, Inc.	an Ohio corporation
22619 Pacific Coast Highway
Malibu, CA 90265	By
Attn: Chief Financial Officer	Name:
Telephone: (310) 455-6210	Title:
Facsimile: (310) 455-6352

Address for notices:	KESSLER SERVICES, INC.,
c/o JAKKS Pacific, Inc.	a Nevada corporation
22619 Pacific Coast Highway
Malibu, CA 90265	By
Attn: Chief Financial Officer	Name:
Telephone: (310) 455-6210	Title:
Facsimile: (310) 455-6352

Address for notices:	MOOSE MOUNTAIN MARKETING, INC.,
c/o JAKKS Pacific, Inc.	a New Jersey corporation
22619 Pacific Coast Highway
Malibu, CA 90265	By
Attn: Chief Financial Officer	Name:
Telephone: (310) 455-6210	Title:
Facsimile: (310) 455-6352

Address for notices:	KIDS ONLY, INC.,
c/o JAKKS Pacific, Inc.	a Massachusetts corporation
22619 Pacific Coast Highway
Malibu, CA 90265	By
Attn: Chief Financial Officer	Name:
Telephone: (310) 455-6210	Title:
Facsimile: (310) 455-6352

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Address for notices and Lending Office:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Wells Fargo Bank, National Association
Wells Fargo International Group
333 S. Grand Avenue, Suite 800	By
MAC E2064-089	Name:
Los Angeles, CA 90071	Title:
Attn: Vessela A. Kapoulian
Telephone: (213) 253-3518
Facsimile: (213) 625-1055

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